Exhibit 10.38

Dated 30 December 2014

XL INSURANCE (BERMUDA) LTD
as Applicant

-and-

ING BANK N.V., LONDON BRANCH
as Bank

__________________________________

CREDIT FACILITY AGREEMENT
___________________________________

Credit facility of up to $150,000,000

INDEX

1.DEFINITIONS AND INTERPRETATIONS    2
2.THE FACILITY - GENERAL PROVISIONS    13
3.THE FACILITY - SPECIFIC PROVISIONS    13
4.CONDITIONS APPLICABLE TO LETTERS OF CREDIT    16
5.PAYMENTS    18
6.NO SET-OFF, COUNTERCLAIM OR TAX DEDUCTION    19
7.ACCOUNTS OF THE BANK    22
8.APPLICATION OF MONEYS    22
9.COLLATERAL ACCOUNT    23
10.CONDITIONS PRECEDENT    23
11.SECURITY    24
12.REPRESENTATIONS AND WARRANTIES    24
13.UNDERTAKINGS    28
14.EVENTS OF DEFAULT    31
15.FEES, EXPENSES, INDEMNITIES AND MITIGATION    34
16.INCREASED COST    37
17.ILLEGALITY    40
18.CHANGE OF PLEDGOR    40
19.ASSIGNMENTS AND TRANSFERS    42
20.SET-OFF    44
21.MISCELLANEOUS    44
22.FURTHER ASSURANCE    45
23.NOTICES    45
24.APPLICABLE LAW AND JURISDICTION    47
SCHEDULE 1 - CONDITIONS PRECEDENT DOCUMENTS AND EVIDENCE48
SCHEDULE 2 - FORM OF APPLICATION50
SCHEDULE 3 - FORM OF CANCELLATION NOTICE OF ISSUED LETTER OF CREDIT51
SCHEDULE 4 - FORM OF REDUCTION NOTICE FOR ISSUED LETTER OF CREDIT52
SCHEDULE 5 - FORM OF INCREASE NOTICE FOR ISSUED LETTER OF CREDIT53
SCHEDULE 6 - FORM OF EXTENSION NOTICE FOR ISSUED LETTER OF CREDIT54
SCHEDULE 7 - INVESTMENT COLLATERAL55
SCHEDULE 8 - COMPLIANCE CERTIFICATE56
SCHEDULE 8 - FORM OF BORROWING BASE CERTIFICATE58
SCHEDULE 9 - FORM OF LETTER OF CREDIT60

THIS AGREEMENT dated 30 December 2014 is made
BETWEEN:
(1)    XL INSURANCE (BERMUDA) LTD as Applicant; and
(2)    ING BANK N.V., LONDON BRANCH as Bank.
WHEREAS
The Bank has agreed to make available to the Applicant, subject as provided in this Agreement, an uncommitted credit facility of up to $150,000,000 to provide Funds at Lloyd's Letters of Credit at the request of the Applicant to support and stand security for the underwriting capacity of the Applicant and XL Re in relation to the Syndicates of which they are or will be a member or will provide capital support to the member.
IT IS AGREED AS FOLLOWS

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions
In this Agreement, including the Recitals, the following expressions shall have the following meanings:
"Accession Letter" has the meaning given to it in Clause 18;
"Additional Pledgor" means any company appointed as Pledgor in accordance with the provisions of Clause 18;
"Adjusted Market Value" means:

(a)	in respect of any Investment Collateral denominated in Dollars, the Market Value thereof;

(b)	in respect of any Investment Collateral denominated in a currency other than Dollars, the discounted Market Value thereof as converted into Dollars in accordance with Clause 3.8;
"Advance Rate" means, for any category of Investment Collateral (other than Cash, the "Eligible Securities"), the percentage described opposite such category of Cash or Eligible Securities in the column entitled "Advance Rate" and, in the case of Eligible Securities, subject to the maturity criteria set out therein;
"Applicable Insurance Regulatory Authority" means, when used with respect to any Regulated Insurance Company:

(a)	the insurance department or similar administrative authority or agency located in each state or jurisdiction in which such Regulated Insurance Company is domiciled; or

(b)
to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state or jurisdiction in which such Regulated Insurance Company is licensed, and shall include any federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over such Regulated Insurance Company;

"Applicant" means XL Insurance (Bermuda) Ltd, a company organised and existing under the laws of Bermuda with company registration number 12809 whose registered office is at XL House, One Bermudiana Road, Hamilton HM08, Bermuda;
"Application" means an application for the issuance of a Letter of Credit by the Bank and to be made substantially in the form attached in Schedule 2;
"Application Date" means any day on which an Application is received by the Bank;
"Authorised Officer" means, as to any Person, the chief executive officer, the chief financial officer, the controller, the president, any vice president, the secretary or any other officer of such Person duly authorised by such Person to act on behalf of such Person hereunder and under the other Finance Documents;
"Banking Day" means a day (excluding Saturdays and Sundays) on which dealings in deposits in Dollars may be carried out in the London interbank market and on which banks and foreign exchange markets are open for business in London, Bermuda and New York;
"Borrowing Base" means, at any time the Adjusted Market Value of any Cash and Eligible Securities held by the Pledgors in the Collateral Account at such time multiplied in each case by the respective Advance Rates for Cash and such Eligible Securities provided that all Cash and Eligible Securities in respect of any Borrowing Base shall only be included in such Borrowing Base to the extent the same are subject to a first priority perfected Security Interest in favour of the Bank pursuant to the Pledge and Security Agreement;
"Borrowing Base Certificate" means a certificate issued by the Applicant, certifying the Borrowing Base, such certificate to be substantially in the form of Schedule 9 with such amendments as the Bank may approve or any other form agreed by the Bank with the Applicant;
"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP;
"Cash" means "cash" deposited in the Collateral Account;
"Change of Control" means, in the case of an Obligor, if the Persons owning the Voting Interests in that Obligor as at the date hereof cease to own 51% or more of the Voting Interests in that Obligor other than as a result of (a) an acquisition by XL Group, any of its Subsidiaries or any employee benefit plans of XL Group of the Obligor; or (b) the Obligor merging or consolidating with or undertaking a similar reorganisation into any Subsidiary of XL Group; or (c) another Person (other than a Subsidiary of XL Group) merging into the Obligor or the Obligor conveys, sells, transfers or leases all or substantially all of its assets to another Person (other than a Subsidiary) in a transaction: (i) that does not result in a reclassification, conversion, exchange or cancellation of the outstanding shares of capital stock of the Obligor (other than the cancellation of any outstanding shares of capital stock of the Obligor held by the Person with whom it merges or consolidates) or (ii) which is effected solely to change the jurisdiction of incorporation of the Obligor and results in a reclassification, conversion or exchange of outstanding shares of capital stock of the Obligor solely into shares of capital stock of the surviving entity;

"Code" means the United States Internal Revenue Code of 1986, as amended from time to time;
"Collateral Account" means the collateral account held with the Custodian by the Applicant with account number XLCF0101922 or such other collateral account held with the Custodian by any Pledgor, in respect of which first priority Security Interests over the Investment Collateral are to be granted in favour of the Bank pursuant to the Pledge and Security Agreement, subject at all times to the terms of the Control Agreement;
"Collateral Type 1" has the meaning given to it in Schedule 7;
"Collateral Type 2" has the meaning given to it in Schedule 7;
"Collateral Type 3" has the meaning given to it in Schedule 7;
"Collateral Type 4" has the meaning given to it in Schedule 7;
"Collateral Type 5" has the meaning given to it in Schedule 7;
"Compliance Certificate" means a certificate substantially in the form of Schedule 8;
"Confidential Information" means all information relating to any Obligor, the Group, the Finance Documents or the Facility of which the Bank becomes aware or which is received by the Bank in relation to the Finance Documents or the Facility from any Obligor or any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Bank of Clause 19.5; or

(b)	is identified in writing at the time of delivery as non-confidential by any Obligor or any of its advisers; or

(c)
is known by the Bank before the date the information is disclosed to it or is lawfully obtained by the Bank after that date, from a source which is, as far as the Bank is aware, unconnected with the Obligors and the Group and which, in either case, as far as the Bank is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

"Consolidated Net Worth" means the consolidated stockholders' equity of XL Group and its consolidated Subsidiaries in accordance with GAAP;
"Control Agreement" the control agreement or control agreements to be made between the Custodian, the Bank and the Applicant relating to the Collateral Account, in the agreed form;
"Custodian" means The Bank of New York Mellon acting through its office at One BNY Mellon Center, 500 Grant Street, AIM 151-1035 Pittsburgh, PA 15258-0001, USA or such other bank or financial institution agreed between the Bank and the Applicant;
"Custody Agreement" means the master custody agreement dated as of 22 March 2012 between the Applicant, XLIT LTD., the other parties identified as "Principals" thereunder, and the Custodian, as amended, restated, modified or supplemented to, and each other custody agreement entered into by the Applicant and the Custodian;
"Default Rate" means the annual rate of interest determined by the Bank to be equal to the aggregate of 3.0% and LIBOR;
"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a party preventing that, or any other party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted;
"Dollars" or "$" means the lawful currency from time to time of the United States of America;
"Eligible Securities" has the meaning provided in the definition of the term "Advance Rate";
"Event of Default" means any of the events listed in Clause 14.1;
"Exempted Indebtedness" means any Financial Indebtedness of any Person (other than XL Group or any of its affiliates) that is consolidated on the balance sheet of XL Group and its consolidated Subsidiaries in accordance with GAAP (whether or not required to be consolidated) provided that (a) at the time of the incurrence of such Financial Indebtedness by such Person, the cash flows from the assets of such Person shall reasonably be expected by such Person to liquidate such Financial Indebtedness and all other liabilities (contingent or otherwise) of such Person and (b) no portion of such Financial Indebtedness of such Person shall be Guaranteed (other than guarantees of the type referred to in clause (a) or (b) of the definition of Financial Indebtedness) by, or shall be secured by a Security Interest on any assets owned by XL Group or any of its Subsidiaries and neither such Person nor any holders of such Financial Indebtedness shall have any direct or indirect recourse to XL Group or any of its Subsidiaries (other than in respect of liabilities and guarantees of the type referred to in clause (a) or (b) of the definition of Financial Indebtedness;
"Existing Facility" means the letter of credit facility agreement of up to $750,000,000 provided to the Applicant by Citibank Europe PLC pursuant to a master agreement dated 11 November 2009 (as amended and supplemented from time to time) and in respect of which the Bank holds a sub-participation on the date of this Agreement in the amount of $150,000,000;
"Facility" means the uncommitted letter of credit facility of up to $150,000,000 to be made available by the Bank to the Applicant under this Agreement and, as the context may require, means the available amount of such facility from time to time outstanding under this Agreement;

"FAL" has the meaning given to the term "Funds at Lloyd's" in paragraph 16 of Lloyd's Membership Byelaw (No. 5 of 2005);
"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law, regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in any other jurisdiction;

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA;
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction;
"Finance Documents" means this Agreement, the documents specified in Clause 11 and any other document designated as such by the Bank and the Applicant;
"Financial Indebtedness" means, for any Person, without duplication:

(a)
all indebtedness or liability for or on account of money borrowed by, or for or on account of deposits with or advances to (but not including accrued pension costs, deferred income taxes or accounts payable of) such Person;

(b)	all obligations (including contingent liabilities) of such Person evidenced by bonds, debentures, notes, banker’s acceptances or similar instruments;

(c)	all indebtedness or liability for or on account of property or services purchased or acquired by such Person;

(d)
any indebtedness or liability secured by a Security Interest on property owned by such Person (whether or not assumed) and Capital Lease Obligations of such Person (without regard to any limitation of the rights and remedies of the holder of such Security Interest or the lessor under such capital lease to repossession or sale of such property);

(e)	the maximum available amount of all standby letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); and

(f)	all Guarantees of such Person; provided that the following shall be excluded from Financial Indebtedness for purposes of this Agreement:

(i)	all payment liabilities of any such Person under insurance and reinsurance policies from time to time issued by such Person, including guarantees of any such payment liabilities;

(ii)	all other liabilities (or guarantees thereof) arising in the ordinary course of any such Person's business as an insurance or reinsurance company (including GICs and Stable Value

Instruments and any Specified Transaction Agreement relating thereto), or as a corporate member of The Council of Lloyd's, or as a provider of financial or investment services or contracts (including GICs and Stable Value Instruments and any Specified Transaction Agreement relating thereto); and

(iii)	any Exempted Indebtedness;
"GAAP" means generally accepted accounting principles in the United States of America;
"GIC" means a guaranteed investment contract or funding agreement or other similar agreement issued by an Obligor or any of its Subsidiaries that guarantees to a counterparty a rate of return on the invested capital over the life of such contract or agreement;
"Governmental Authority" means the government of any nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government;
"Group" means XL Group and its Subsidiaries for the time being;
"Guarantee" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Financial Indebtedness of any other Person in any manner, whether direct or indirect, and including any obligation, whether or not contingent:

(a)	to purchase any such Financial Indebtedness or any property constituting security therefor for the purpose of assuring the holder of such Financial Indebtedness;

(b)
to advance or provide funds or other support for the payment or purchase of any such Financial Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including keepwell agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Financial Indebtedness of such other Person;

(c)	to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Financial Indebtedness; or

(d)	to otherwise assure or hold harmless the holder of such Financial Indebtedness against loss in respect thereof.
The amount of any Guarantee hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount of the Financial Indebtedness in respect of which such Guarantee is made. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning;
"Hedging Obligations" means with respect to any person, the net liability of such person under any futures contract or options contract (including property catastrophe futures and options), interest rate swap agreements and interest rate collar agreements and all other agreements or arrangements for non-speculative purposes designed to protect such person against catastrophic events, fluctuations in interest rates or currency exchange rates that are entered into in the ordinary course of business of that person;

"Insurance Business" means one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance;
"Insurance Licence" means any licence (including a licence or a certificate of authority from an Applicable Insurance Regulatory Authority), permits or authorisations to transact insurance and reinsurance business;
"Interpolated Screen Rate" means, in relation to LIBOR, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant period, each at or about 11:00 a.m. London time on the Quotation Day;
"Investment Collateral" means cash, securities, investments and other collateral listed in Schedule 7, which is held in the name of the Applicant or any other Pledgor with the Custodian in the Collateral Account and which is capable of being marked to market on a daily basis;
"Issuance Date" means, in relation to a Letter of Credit, the Banking Day on which the Applicant specifies in the relevant Application that it wishes that a Letter of Credit be issued by the Bank or (as the context requires) the date on which that Letter of Credit is actually issued by the Bank;
"Legal Reservations" means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of United Kingdom stamp duty may be void and defences of set-off or counterclaim; and

(c)	any general principles which are set out in the qualifications as to matters of law in the legal opinions delivered to the Bank pursuant to Clause 10.1;
"Letter of Credit" means any letter of credit issued or to be issued by the Bank at the request of the Applicant pursuant to this Agreement in the form set out in Schedule 10 or in such other form as required by Lloyd's from time to time;
"LIBOR" means, in relation to any relevant period:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the relevant currency for the relevant period), the Interpolated Screen Rate for the relevant period; or

(c)
(if no Screen Rate is available for that period and it is not possible to calculate an Interpolated Screen Rate for that period), the arithmetic mean of the rates (rounded upwards to four decimal places) quoted to the Bank by leading banks in the London interbank market, at or about 11:00 a.m. London time on the Quotation Day for the offering of deposits in Dollars and for a period comparable to that period provided that, if any such rate is below zero, LIBOR will be deemed to be zero;
"Limitation Acts" means the Limitation Act 1980 (as amended) and the Foreign Limitation Periods Act 1984;
"Lloyd's" means the Society incorporated by the Lloyd's Act 1871 by the name of Lloyd's;
"Lloyd's Rules" means the Lloyd's Acts 1871-1982 and the byelaws, regulations (including, if applicable, regulations of the Financial Conduct Authority or the Prudential Regulation Authority) codes of practice and mandatory directions and requirements governing the conduct and management of underwriting business at Lloyd's applicable and in force from time to time;
"Market Value" means:
(a)    in respect of Cash, the cash amount in the currency in which it is denominated; and

(b)	in respect of any other Investment Collateral (subject to Clauses 3.7.6 and 3.8), the mark-to-market value of such Investment Collateral in the currency in which it is denominated;
"Material Adverse Effect" means a material adverse effect on (a) the assets, business, financial condition or operations of any Obligor (b) the ability of an Obligor to perform any of its payment or other material obligations under the Finance Document;
"Net Worth Deficiency" means that, at any time, the Consolidated Net Worth of XL Group and its Subsidiaries is less than $3,000,000,000 (or its equivalent in other currencies);
"Obligor" means any party from time to time to any of the Finance Documents (other than the Bank and the Custodian), which has not been released from all its obligations thereunder;
"Original Financial Statements" means, in relation to the Applicant, the audited financial statements in a form consistent with GAAP for its financial year ended 31 December 2013;
"Outstanding Indebtedness" means the aggregate of the maximum amounts for which the Bank is or may be liable, actually or contingently, under all Letters of Credit and all other sums of money whatsoever from time to time due or owing, actually or contingently, to the Bank under or pursuant to the Finance Documents and with respect to a particular Letter of Credit "Outstanding Indebtedness with respect to that Letter of Credit" or any similar phrase shall be construed accordingly;
"Party" means a party to this Agreement;
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity;
"Pledge and Security Agreement" means the first priority pledge and security agreement to be made in relation to the Collateral Account between the Applicant and the Bank, in the agreed form;

"Pledgors" means the Applicant and, following an appointment of an Additional Pledgor in accordance with the provisions of Clause 18, any Additional Pledgor but shall not include any Pledgor which has resigned and has been released in accordance with the provisions of Clause 18;
"Quotation Day" means in relation to any period for which an interest rate is to be determined, the day falling 2 Banking Days before the first day of that period;
"Regulated Insurance Company" means any Subsidiary of an Obligor, whether now owned or hereafter acquired, that is authorised or admitted to carry on or transact Insurance Business in any jurisdiction (foreign or domestic) and is regulated by any Applicable Insurance Regulatory Authority;
Relevant Jurisdiction" means:

(a)	the jurisdiction of incorporation of each Obligor; and

(b)	the jurisdiction where any asset subject to or intended to be subject to the Transaction Security is situated;
"S&P" means Standard & Poor's Financial Services LLC, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business;
"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions, regulations or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing) by which any Obligor is bound or to which it is subject;
"Sanctioned Person" means any Person listed in any applicable Sanctions related list of designated persons;
"Screen Rate" means, for any period, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Bank may specify another page or service displaying the relevant rate after consultation with the Applicant;
"Security Interest" means with respect to any asset, any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security;
"Security Period" means the period from the date of this Agreement until the discharge of the security (if any) created by the Finance Documents by final and irrevocable repayment or payment in full of the Outstanding Indebtedness or its extinguishment by expiry or cancellation of all the Letters of Credit;

"Solvent" means, with respect to any person on a particular date, that on such date:

(a)	the fair value of its assets exceeds the amount of its liabilities (in each case, as would be reflected on a balance sheet prepared in accordance with its accounting principles from time to time); and

(b)
such person has not incurred debts beyond their ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by such person, and of amounts to be payable on or in respect of debt of such person);

"Specified Transaction Agreement" means any agreement, contract or documentation with respect to the following types of transactions: cash pooling arrangements, rate swap transactions, swap options, basis swaps, asset swaps, forward rate transactions, commodity swaps, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, current swap transactions, cross-currency rate swap transactions, currency options, credit protection transactions, credit swaps, credit default swaps, credit default options, total return swaps, credit spread transactions, repurchase transactions, reverse repurchase transactions, buy/sell-back transactions, securities lending or borrowing transactions, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest, and transactions on any commodity futures or other exchanges, markets and their associated clearing houses (including any option with respect ot any of these transactions);
"Stable Value Instrument" means any insurance, derivative or similar financial contract or instrument designed to mitigate the volatility of returns during a given period on a specified portfolio of securities held by one party (the “customer”) through the commitment of the other party (the "SVI provider") to provide the customer with a credited rate of return on the portfolio, typically determined through an interest-crediting mechanism (and in exchange for which the SVI provider typically receives a fee);
"Subsidiary" has the meaning given to such term in section 1159 of the Companies Act 2006;
"Syndicates" means any Lloyd's syndicate;
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest);
"Tax Credit" shall have the meaning given to such term in Clause 6.5.1;
"Tax Deduction" means a deduction or withholding (other than a FATCA Deduction) for or on account of Tax from a payment under a Finance Document;
"Tax Payment" means a payment made by an Obligor to the Bank in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document;
"Transaction Security" means each Security Interest created or expressed to be created in favour of the Bank pursuant to the Finance Documents which create Security Interests;
"UCC" means the Uniform Commercial Code, as amended, and as in effect from time to time in the State of New York, except that references to sections of the UCC refer to the section numbers of such sections as of the date of this Agreement;

"US Tax Obligor" means the Applicant if:

(a)	it is resident for tax purposes in the United States of America; or

(b)	some or all of its payments under the Finance Documents are from sources within the United States for US federal income tax purposes;
"Voting Interests" of any Person means shares of capital stock issued by a corporation, or equivalent equity interests in any Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such contingency;
"XL Group" means XL Group plc, a company incorporated in the Republic of Ireland with company registration number 482042 whose registered office is at XL House, 8 St Stephen's Green, Dublin 2, Ireland;
"XL Re" means XL Re Ltd, a company organised and existing under the laws of Bermuda with company registration number 21291 whose registered office is at O'Hara House, One Bermudiana Road, Hamilton, HM08, Bermuda.

1.2	Construction of certain expressions
The following expressions shall be construed in the following manner:
"affiliate" means, in relation to any person, a Subsidiary of that person or a holding company of that person or any other Subsidiary of that holding company;
"Applicant", "Pledgor" and "Bank" include their respective legal personal representatives, administrators, successors and permitted assigns; and
"holding company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

1.3	General interpretation
In this Agreement:

1.3.1
for the purpose of construing references to a "syndicate", unless the context otherwise requires, the several groups of members to which in successive years a particular syndicate number is assigned by Lloyd's shall be treated as the same syndicate notwithstanding that they may not comprise the same members with the same premium income limits;

1.3.2
any document expressed to be "in the agreed form" means a document in a form approved by (and for the purposes of identification initialled and/or signed by or on behalf of) the Applicant (or other Obligor) and the Bank or (in the case of any of the Finance Documents where appropriate) a document in the form actually executed by both the relevant Obligor and, if appropriate, the Bank;

1.3.3	unless the context otherwise requires, words in the singular include the plural and vice versa;

1.3.4	references to any document include the same as varied, supplemented or replaced from time to time;

1.3.5	references to any enactment include re-enactments, amendments and extensions thereof;

1.3.6	clause headings are for convenience of reference only and are not to be taken into account in construction;

1.3.7	unless otherwise specified, references to Clauses, Recitals and Schedules are respectively to Clauses of and Recitals and Schedules to this Agreement;

1.3.8
references to periods of "months" shall mean a period beginning in one calendar month and ending in the relevant calendar month on the day numerically corresponding to the day of the calendar month in which such period started, provided that (a) if such period started on the last Banking Day in a calendar month, or if there is no such numerically corresponding day, such period shall end on the last Banking Day in the relevant calendar month and (b) if such numerically corresponding day is not a Banking Day, such period shall end on the next following Banking Day in the same calendar month, or if there is no such Banking Day, such period shall end on the preceding Banking Day (and "month" and "monthly" shall be construed accordingly);

1.3.9	an Event of Default is "continuing" if it has not been remedied to the reasonable satisfaction of the Bank or waived.

1.4	Third party rights
A person who is not a party to this Agreement may not enforce, or otherwise have the benefit of, any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999.

2.	THE FACILITY - GENERAL PROVISIONS

2.1	Overall maximum limit
The overall maximum limit of the Facility shall not exceed $150,000,000 and, unless the Bank otherwise agrees in writing, no Letter of Credit shall be issued or amended to increase its face value if such limit has been or would thereby be exceeded.

2.2	Notice of cancellation
Any notice of cancellation given by the Applicant pursuant to this Clause 2 shall be irrevocable, in the form of Schedule 3 and shall oblige the Applicant to procure such cancellation on such date.

3.	THE FACILITY - SPECIFIC PROVISIONS

3.1	Purpose
Subject to the provisions of this Agreement, the Bank agrees to issue Letters of Credit on behalf of the Applicant or XL Re which will form part of the FAL of the Applicant or XL Re in respect of the Syndicates only.

3.2	Currency and amount

3.2.1	The currency specified in an Application must be Dollars.

3.2.2	The amount of a proposed Letter of Credit as specified in an Application must be an amount which is not more than the maximum available amount of the Facility.

3.3	Application required

3.3.1	The Applicant will use its reasonable endeavours to submit an Application in the form of Schedule 2 for all Letters of Credit to be issued under this Facility.

3.3.2
If the Applicant wishes the Bank to issue or extend a Letter of Credit, it must make an Application and give it to the Bank not later than 10:00 a.m. London time 3 Banking Days (or such lower number of Banking Days as the Bank may agree) before the proposed Issuance Date. Each Application shall:

(a)	be effective on receipt by the Bank;

(b)	constitute a representation and warranty in the terms of Clause 12; and

(c)	be irrevocable.

3.4	Condition of effectiveness of Applications
No Application made pursuant to this Clause 3 shall be considered effective until all the applicable conditions precedent set out in Clause 10 have been satisfied.

3.5	Issuance of Letters of Credit

3.5.1
Subject to the provisions of this Agreement and, in particular, but without limitation, Clause 2.1, the Bank will issue each Letter of Credit on the applicable Issuance Date in accordance with the Application made by the Applicant. The Bank will only be obliged to issue the Letter of Credit if on the Application Date and proposed Issuance Date the representations and warranties in Clause 12 of this Agreement are true in all material respects.

3.5.2	If the conditions set out in this Agreement have been met, the Bank shall confirm satisfaction of such conditions and arrange for the issue or amendment of any Letter of Credit by:

(a)	completing the Commencement Date (as defined therein) and the Final Expiration Date (as defined therein) of such Letter of Credit;

(b)	(in the case of an amendment increasing the amount thereof) amending such Letter of Credit in such manner as Lloyd's may agree; and

(c)	executing such Letter of Credit and following such execution delivering such Letter of Credit to Lloyd's on the Issuance Date.

3.6	Changes to issued Letters of Credit
Subject to (i) there being no Event of Default then continuing, in the case of Clauses 3.6.3 and 3.6.4 only and (ii) compliance at all times with the provisions of Clause 2.1, the Applicant may request the Bank to:

3.6.1	cancel an issued Letter of Credit by way of an application in the form of Schedule 3or

3.6.2	decrease an issued Letter of Credit by way of an application in the form of Schedule 4; or

3.6.3	increase an issued Letter of Credit by way of an application in the form of Schedule 5; or

3.6.4	extend an issued Letter of Credit by way of an application in the form of Schedule 6 by giving 5 Banking Days (or such lower number of Banking Days as the Bank may agree) written notice to the Bank and provided that such notice has been served, (i) such increase shall take effect on the date of issue of such increase or any other stated effective date and (ii) such cancellation, decrease or extension shall take effect on the date on which Lloyd's confirms in writing to the Bank that it agrees to such cancellation, decrease or extension, or in the case of cancellation, on the expiry of the Bank's notice of termination (if earlier). The Bank will do everything the Applicant reasonably requests to effect the increase, cancellation, decrease or extension of the issued Letter of Credit.

3.7	Collateral cover

3.7.1
From the first Issuance Date, collateral cover shall be provided by the Pledgors in the form of Investment Collateral in an amount so that the Borrowing Base shall be equal to not less than 100% of the aggregate face amount of all issued Letters of Credit. Such Investment Collateral shall be provided by the Pledgors in the form of collateral held in the Collateral Account and pledged in favour of the Bank pursuant to the Pledge and Security Agreement.

3.7.2
The Borrowing Base may be calculated by the Bank, as often as it reasonably deems necessary, by reference to the definitions of "Market Value" and "Adjusted Market Value" set out herein, and any information that the Bank reasonably deems appropriate (including, but not limited to, the most recent Borrowing Base Certificate or any valuation requested pursuant to Clause 13.3.2), but Investment Collateral shall only be valued if and to the extent that the Bank has a Security Interest over it.

3.7.3	Provided always that:

(a)	the Borrowing Base equals or exceeds 100% of the aggregate of the face amounts of all issued Letters of Credit and is secured in accordance with Clause 11;

(b)	there is no Event of Default then continuing; and

(c)	the requirements of Clause 3.7.6 are complied with,
a Pledgor may (i) transfer, sell, exchange, settle, withdraw, redeem or invest their Investment Collateral from the relevant Collateral Account, (ii) substitute Investment Collateral for any other form of Investment Collateral, (iii) procure the transfer of collateral to Lloyd's as FAL to reduce the amount of any Letter of Credit or (iv) cause any cash on a Collateral Account of a Pledgor to be applied towards payment of the Outstanding Indebtedness.

3.7.4
If at any time Investment Collateral is not held in the Collateral Account in the amounts prescribed in Clause 3.7.1 and secured in accordance with Clause 11, then the Applicant shall within 5 Banking Days after receipt of written notice from the Bank procure the provision of additional collateral cover in the form of Investment Collateral in an amount necessary to satisfy such deficiency.

3.7.5
If at any time the amount of the Borrowing Base exceeds that required by Clause 3.7.1 or any other applicable provision of this Agreement, any Pledgor may, by instruction to the Custodian, procure that Investment Collateral is transferred out of the relevant Collateral Account and into the absolute beneficial ownership of that Pledgor, free from any Security Interest in favour of the Bank, provided that the Borrowing Base after such transfer shall be no less than that required under those provisions.

3.7.6	No more than 25% of the Investment Collateral may take the form of Collateral Type 5 and no more than 10% of the Investment Collateral may take the form of Collateral Type 5 issued by the same issuer.

3.8	Adjusted Market Value of Investment Collateral not denominated in Dollars
Where any part of the Investment Collateral is denominated in a currency (the "Relevant Currency") other than Dollars, that amount shall be notionally converted into Dollars at the Bank's then prevailing spot rate of exchange for obtaining Dollars with the Relevant Currency and the notional amount of Dollars following such conversion (the "Unadjusted Dollar Amount") shall then be discounted by the Relevant Percentage as defined below.
The Unadjusted Dollar Amount, as so discounted by the Relevant Percentage applicable to it, will be the Adjusted Market Value of the relevant Investment Collateral.
For the purposes of this Agreement, the "Relevant Percentage" means:

3.8.1	10%, where the relevant Investment Collateral is denominated in Euro or English Pounds Sterling;

3.8.2	15%, where the relevant Investment Collateral is denominated in Swiss Francs, Canadian dollars or Japanese yen; or

3.8.3	25%, where the relevant Investment Collateral is denominated in any currency other than Dollar or any of the currencies mentioned in Clauses 3.8.1 and 3.8.2.

3.9	Change of Custodian
Where the Applicant requests to change the Custodian, the Bank shall act reasonably in negotiating any Security Documents to replace the Pledge and Security Agreement and the Control Agreement, provided that such replacement documents shall (to the extent acceptable to the new custodian) be on substantially the same terms as the Pledge and Security Agreement and the Control Agreement and provided that all costs properly incurred in relation to such change of Custodian shall be borne by the Applicant.

4.	CONDITIONS APPLICABLE TO LETTERS OF CREDIT

4.1	Terms of Letters of Credit
Each Letter of Credit shall be in such terms as are permitted by Lloyd's for letters of credit constituting FAL.

4.2	Authority to Bank to pay
The Bank is hereby authorised, without any further reference to or further authority from the Applicant, to pay or accept for the account of the Applicant all drafts, demands or other instruments whatsoever (each a "draft") drawn or made or purporting to be drawn or made under any Letter of Credit provided that such authorisation shall be without prejudice to the obligation of the Bank to perform its duties in accordance with the International Standby Practices – ISP98, 1998 publication - International Chamber of Commerce Publication No. 590 (or to any subsequent revision to which a Letter of Credit may be expressed to be subject) and to the conditions of the relevant Letter of Credit, subject to Clause 4.5. The Bank shall give notice to the Applicant of such payment or acceptance within 3 Business Days of receiving the demand.

4.3	Reimbursement
If the Bank pays any amount under a Letter of Credit then the Applicant shall, within 5 Banking Days of a demand by the Bank, make payment to the Bank of the amount to be paid by the Bank provided always that:

4.3.1	subject to paragraph 4.3.2, the Applicant may direct the Bank to apply any Investment Collateral in settlement of such reimbursement obligation or payment obligation; but

4.3.2
the Bank will not be obliged to use any Investment Collateral in settlement of such reimbursement obligation except to the extent that the Borrowing Base exceeds 100% of the face amount of all the Letters of Credit issued at the time less the amount paid by the Bank under the Letter of Credit being drawn.

4.4	Applicant's indemnity
Without limiting Clause 4.3, the Applicant shall indemnify the Bank and hold it harmless from and against all claims, demands, actions, losses, liabilities, damages and all costs, expenses, fees, commissions and charges and other sums of whatsoever nature (including legal fees and expenses) properly incurred which it may incur or pay in acting as the Bank for any Letter of Credit (otherwise than by the Bank's fraud, misconduct or negligence), including but not limited to any liability or sum as aforesaid which it may incur or pay to any confirming, advising or negotiating bank and shall within 5 Banking Days provide the Bank with funds to meet any liability or pay any sum as aforesaid.

4.5	Exclusion of Bank's liability

4.5.1	Each Letter of Credit shall be opened entirely at the risk of the Applicant.

4.5.2
Any action taken or omitted by the Bank or any of its correspondents or agents under or in connection with any Letter of Credit, if taken or omitted in good faith (and in the absence of fraud, negligence or wilful misconduct), shall be binding on the Applicant and shall not place the Bank under any liability to the Applicant.

4.5.3
Without prejudice to the provisions of Clause 4.5.2, in the event of any uncertainty or ambiguity in any instructions given to the Bank, the Bank may, at its discretion, take no action until the Applicant clarifies such instructions to the Bank's satisfaction. The Bank shall not be held liable for any losses incurred by the Applicant as a result of any action or inaction which the Bank takes in the light of such instructions.

4.6	Provision of information
The Applicant undertakes to inform and keep the Bank informed of any material fact or circumstance which will or is likely to give rise to a draft being drawn or made under any Letter of Credit as soon as reasonably practicable upon its becoming aware of such material fact or circumstance.

4.7	Propriety of demand
The Bank shall be entitled to rely without further enquiry on any demand, claim, document or other communication believed by it in good faith to be genuine and correct and to have been signed or otherwise executed or made by the proper person and otherwise to be in conformity with a Letter of Credit.

4.8	Incorporation of ISP 1998 and conditions of Application
The Applicant agrees that the International Standby Practices – ISP98, 1998 publication - International Chamber of Commerce Publication No. 590 and the conditions of the relevant Application shall apply to each Letter of Credit. In the case of any conflict between the provisions of this Agreement on the one hand and that publication and/or of the Application on the other, the provisions of this Agreement shall prevail.

4.9	Payments and interest
The Applicant shall pay to the Bank on demand from time to time all amounts payable by the Applicant under Clauses 4.3 and 4.4 together with interest at the Default Rate on each such amount from the date of the Bank's payment until the date of the Applicant's payment to the Bank, before or after any relevant judgment.

4.10	Termination of Funds at Lloyd's Letters of Credit
The Bank may, in its absolute discretion, at any time up to and including 31 July 2019, serve notice on Lloyd's giving notice of termination of a Letter of Credit, in accordance with the terms of the Letter of Credit.

5.	PAYMENTS

5.1	Place of payment
Unless otherwise specified by the Bank or otherwise provided in this Agreement or any of the other Finance Documents, all moneys to be paid by the Applicant to the Bank under this Agreement and any of the other Finance Documents shall be paid to the Bank:

5.1.1	by not later than 2:00 p.m. (London time);

5.1.2
for value on their due date in Dollars in funds which are for same day settlement in the London Interbank Payments System (or in such other funds as shall for the time being be customary for settlement of international banking transactions in Dollars); and

5.1.3	to such account of the Bank as the Bank shall notify the Applicant in writing from time to time.

5.2	Non Banking Days
All payments due shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day:

5.2.1	the payment or payments due shall be made on the first Banking Day thereafter, provided this falls in the same calendar month; and

5.2.2	if it does not, payment shall fall due and be made on the immediately preceding Banking Day.

5.3	Accrual of interest and periodic payments
All payments of commission, interest and other payments of an annual or periodic nature to be made by the Applicant shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 360 day year.

6.	NO SET-OFF, COUNTERCLAIM OR TAX DEDUCTION

6.1	No set-off, counterclaim or deduction
All payments to be made by the Applicant or any other Obligor under this Agreement and any of the other Finance Documents shall be made without set-off, counterclaim or deduction.

6.2	Tax gross-up

6.2.1	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

6.2.2	If an Obligor is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Bank.

6.2.3
If a Tax Deduction is required by law to be made by an Obligor or the Bank, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

6.2.4
If an Obligor is required to make a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Bank evidence satisfactory to the Bank (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

6.2.5
The Applicant and the Bank may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and neither the Applicant nor the Bank shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

6.2.6
The Applicant and the Bank shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the other Party to whom it is making the payment.

6.3	Tax indemnity

6.3.1
Except as provided below, the Applicant must indemnify the Bank against any loss or liability which the Bank determines has been suffered (directly or indirectly) or reasonably determines will be suffered (directly or indirectly) by the Bank for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

6.3.2	Clause 6.3.1 above does not apply to:

(a)	any Tax assessed on the Bank under the laws of the jurisdiction in which:

(i)	the Bank is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Bank is treated as resident for tax purposes; or

(ii)	the Bank's facility office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable by the Bank. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Bank, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose;

(b)	the extent the loss or liability is compensated for by an increased payment under Clause 6.2; and

(c)	the extent the loss or liability relates to a FATCA Deduction required to be made by a Party.

6.4	FATCA Information

6.4.1	Subject to Clause 6.4.3 below, each Party shall, within 10 Banking Days of a reasonable request by the other Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party; and

(b)
supply to the other Party such forms, documentation and other information relating to its status under FATCA as the other Party reasonably requests for the purposes of the other Party's compliance with FATCA;

(c)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation or exchange of information regime.

6.4.2
If a Party confirms to the other Party pursuant to Clause 6.4.1(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

6.4.3	Clause 6.4.1 above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

6.4.4
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 6.4.1(a) or (b) above (including, for the avoidance of doubt, where Clause 6.4.3 above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

6.4.5
If the Applicant becomes a US Tax Obligor, it shall as soon as reasonably practicable inform the Bank of the same and provide the Bank with a Form W-8 or Form W-9 (or any successor form) (as applicable) or any other forms of documentation which the Bank may reasonably require to certify or establish the Applicant's status under FATCA.

6.4.6
If the Applicant is a US Tax Obligor, or where the Bank reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, the Bank shall, within 10 Banking Days of the Applicant's request supply to the Applicant:

(a)	a withholding certificate on Form W-8 or Form W-9 (or any successor or relevant form) (as applicable); or

(b)	any withholding statement and other documentation, authorisations and waivers as may be required to certify or establish the status of the Bank under FATCA or that other law or regulation.

6.4.7
If any withholding certificate, withholding statement, document, authorisation or waiver provided pursuant to Clause 6.4.6 is or becomes materially inaccurate or incomplete, the Bank shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Applicant unless it is unlawful for the Bank to do so (in which case the Bank shall promptly notify the Applicant ).

6.4.8
The Applicant may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from the Bank pursuant to Clause 6.4.6 or 6.4.7 without further verification.

6.5	Tax Credit
If an Obligor makes a Tax Payment and the Bank determines that:

6.5.1	it is entitled to receive or be granted a credit against Tax payable by it (a "Tax Credit") attributable to that Tax Payment; and

6.5.2	it has used and retained that Tax Credit,

the Bank must pay an amount to the Obligor which the Bank determines will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been made by the Obligor.

7.	ACCOUNTS OF THE BANK

7.1	Bank to open accounts
The Bank will open and maintain on its books accounts showing the amounts owing to the Bank from the Applicant and the other Obligors and the amounts of all payments falling due and received by the Bank.

7.2	Evidence of obligations
The obligation of the Applicant in respect of a Letter of Credit to repay the Outstanding Indebtedness in respect of that Letter of Credit or any part thereof, to pay interest thereon (if applicable) and to pay all other sums due under the Finance Documents shall be conclusively evidenced (in the absence of fraud or manifest error) by the entries from time to time made in the accounts opened and maintained under this Clause 7.

8.	APPLICATION OF MONEYS

8.1	Order of application
Except as otherwise specifically provided in this Agreement or in any other of the Finance Documents, all moneys received or recovered by the Bank will, after discharging the cost (if any) incurred in collecting such moneys, be applied as follows:

FIRST:
in or towards payment of all moneys expended or liabilities incurred by the Bank in respect of expenses, fees or charges relating to the preparation, completion and registration (if any) of the Finance Documents or in respect of the protection, maintenance or enforcement of any security which they create;

SECONDLY:	in or towards the satisfaction of any amounts forming the balance of the Outstanding Indebtedness which are then due and payable, whether by reason of payment demanded or otherwise;

THIRDLY:
on or at any time after the happening of an Event of Default which is continuing, in retention of an amount equal to any future or contingent under Clauses 6 and 15 or any other provision of this Agreement or the other Finance Documents which the Bank has been able to identify to the Applicant, upon those amounts becoming due and payable or in or towards satisfaction of them in accordance with the relevant provisions of Clause 8.1; and

FOURTHLY:	the balance (if any) shall be paid to the Applicant or other person entitled.

8.2	Waiver of right of appropriation
The Applicant hereby irrevocably waives any rights of appropriation to which it may be entitled.

9.	COLLATERAL ACCOUNT

9.1	Opening of the Collateral Account
The Applicant has established with the Custodian, and throughout the Security Period shall maintain, the Collateral Account.

9.2	Obligations with respect to the Collateral Account
The Applicant shall, at the request of the Bank, enter into the Pledge and Security Agreement, the Control Agreement and, to the extent reasonably required, any other notices, acknowledgments and other ancillary documents thereto.

9.3	Security over Collateral Account and right to withhold
Notwithstanding anything to the contrary contained in this Agreement, so long as the Applicant remains under any liability (whether actual or contingent) in respect of the Outstanding Indebtedness, the Collateral Account shall be subject to a continuing security in favour of the Bank pursuant to the Pledge and Security Agreement.

9.4	Appropriation after default
On or at any time after the happening of an Event of Default which is continuing, the Bank shall be entitled (without notice to the Applicant), subject to Clause 3.7.4 and the terms of the Pledge and Security Agreement, to direct transfer of, appropriate or otherwise take possession of, to the extent of the Outstanding Indebtedness, all or any of the Investment Collateral standing to the credit of the Collateral Account and/or require that any Investment Collateral be converted to Cash and shall apply the same in discharge or satisfaction of the Outstanding Indebtedness in accordance with Clause 8.

9.5	Bank and other charges
All bank, exchange, telegraph and other charges in connection with the inward and outward remittance of moneys to and from the Collateral Account shall be for the account of the Applicant.

9.6	Continuing obligations of the Applicant
Nothing in this Clause 9, whether express or implied, shall relieve the Applicant of its obligations to reimburse and indemnify the Bank in accordance with Clauses 4.3 and 4.4 and to pay interest on any relevant amounts and to pay all other sums from time to time due, owing or payable hereunder and under any of the other Finance Documents.

10.	CONDITIONS PRECEDENT

10.1	Conditions to be satisfied prior to issuance of Letters of Credit
It shall be a condition of the effectiveness of each Application and the issuance or amendment of any Letter of Credit that the following conditions precedent are satisfied:

10.1.	the Bank has received a duly completed Application in respect of that Letter of Credit;

10.1.2
the Bank is satisfied, in the case of each Letter of Credit to be issued on the first Issuance Date, that on or before issuance of each such Letter of Credit all the obligations of the Bank as sub-participant under or in relation to the Existing Facility will be released;

10.1.3	the Bank (or its legal advisers) has received the documents and evidence described in Schedule 1 and Clause 11 in form and substance satisfactory to it;

10.1.4
the Bank has received evidence (either by way of a statement from the Custodian or such other form as the Bank may require) that the Borrowing Base is equal to at least 100% of the aggregate face amount of that Letter of Credit and all other Letters of Credit then in issue;

10.1.5	the representations and warranties contained in Clause 12 are true and correct at the Issuance Date of that Letter of Credit;

10.1.6	none of the circumstances specified in Clause 17 is subsisting; and

10.1.7	no Event of Default has occurred or will arise as a result of the issuance or amendment (as the case may be) of that Letter of Credit.

10.2	Waiver of conditions precedent
If the Bank in its absolute discretion issues any Letter of Credit notwithstanding that one or more of the relevant conditions precedent specified above remains unsatisfied on the Issuance Date of that Letter of Credit, then the Applicant shall procure the satisfaction of such condition or conditions precedent within 5 Banking Days thereafter or such longer period as the Bank may, in its discretion, agree in writing.

11.	SECURITY
As security for the payment of the Outstanding Indebtedness, the Applicant will on or before the first Issuance Date execute and deliver (or, as the case may be, procure the execution and delivery) to the Bank, the following Finance Documents:

11.1.1	the Control Agreement; and

11.1.2	the Pledge and Security Agreement.

12.	REPRESENTATIONS AND WARRANTIES

12.1	Date of representations and warranties
The Applicant makes the representations and warranties set out in this Clause 12 to the Bank on the date of this Agreement.

12.2	Status

12.2.1	It is a corporation, duly incorporated and validly existing and in good standing under the law of Bermuda.

12.2.2	It has the power to own its assets and carry on its business as it is being conducted.

12.3	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by the Applicant in the Finance Documents are, subject to any general principles of law as at the date of this Agreement limiting its obligations, which are specifically referred to in any legal opinion referred to in paragraph 14 of Schedule 1, legal, valid, binding and enforceable obligations.

12.4	Licences and approvals in force
All licences, authorisations, approvals and consents necessary for the entry into, performance, validity, enforceability or admissibility in evidence of this Agreement and the other Finance Documents have been obtained and are in full force and effect and there has been no breach of any condition or restriction imposed in this respect.

12.5	Non-conflict with other obligations
Subject to the Legal Reservations, the entry into and performance by the Applicant of, and the transactions contemplated by, the Finance Documents do not conflict with:

12.5.1	any law or regulation applicable to it;

12.5.2	its constitutional documents; or

12.5.3	any agreement or instrument binding upon it or any of its assets.

12.6	Power and authority
The Applicant has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

12.7	Governing law and enforcement
Subject to the Legal Reservations and, in the case of the Applicant, to the provisions of The Judgments (Reciprocal Enforcement) Act 1958 (where applicable):

12.7.1	the choice of governing law of each of the Finance Documents will be recognised and enforced in each Relevant Jurisdiction; and

12.7.2	any judgment obtained in England in relation to a Finance Document will be recognised and enforced in each Relevant Jurisdiction.

12.8	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

12.9	No filing or stamp taxes
Under the law of each Relevant Jurisdiction (other than New York and Bermuda) it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

12.10	No default

12.10.1	No Event of Default has occurred or is continuing from the issuance of any Letter of Credit.

12.10.2
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

12.11	Financial statements

12.11.1	The Original Financial Statements were prepared in accordance with the relevant applicable accounting principles (as the case may be) consistently applied.

12.11.2	The Original Financial Statements fairly represent its financial condition and operations during the relevant financial year.

12.12	No Material Adverse Effect
Except as disclosed in XL Group's filings made with the US Securities & Exchange Commission prior to the date of this Agreement, since 31 December 2013, there has been no Material Adverse Effect.

12.13	Validity and admissibility in evidence
All authorisations to be obtained or acts, conditions and things required to be done, fulfilled and performed in order:

12.13.1	to enable the Applicant to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents;

12.13.2	to ensure that the obligations expressed to be assumed by the Applicant in the Finance Documents are legal, valid, binding and enforceable; and

12.13.3	to make the Finance Documents admissible in evidence in each Relevant Jurisdiction, have been obtained and are in full force and effect or have been done, fulfilled and performed.

12.14	Claims pari passu
Subject to the Legal Reservations:

12.14.1
the Applicant has sufficient interest in all of its Investment Collateral in which a Security Interest is purported to be created pursuant to the Pledge and Security Agreement for such Security Interest to attach (subject, in each case, to no Security Interest whatsoever except any Security Interest created by the Pledge and Security Agreement, the Control Agreement, the Custody Agreement or arising by operation of law); and

12.14.2
each of the Finance Documents creates (or, once entered into, will create) in favour of the Bank the Transaction Security which it is expressed to create and, after all appropriate financing statements are filed and the Control Agreement executed, will create a valid first priority Security Interest over the Investment Collateral and where appropriate such Security Interest is entitled to all rights, priorities and benefits afforded by the UCC.

12.15	No winding-up
The Applicant has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against the Applicant for its winding-up, dissolution, administration or re-organisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues, other than in respect of internal reorganisations, amalgamations mergers and/or consolidations with other companies in the Group provided that the Applicant is the surviving entity pursuant to its domiciliary law, or in respect of any other reorganisation, amalgamation, merger and/or consolidation to which the Bank has given its prior written consent (such consent not to be unreasonably withheld or delayed).

12.16	No material defaults
Neither the Applicant is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which would reasonably be expected to have a Material Adverse Effect.

12.17	No misleading information
All written factual information supplied to the Bank by the Applicant in connection with this Agreement is true, complete and accurate in all material respects as at the date it was given (or as at the date at which it is stated) and is not misleading in any material respect.

12.18	Compliance with statutes and agreements

12.18.1
The Applicant is in compliance with all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, and have filed or otherwise provided all material reports, data, registrations, filings, applications and other information required to be filed with or otherwise provided (or will do so within the period required by law) to, all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property, except where the failure to comply or file or otherwise provide, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

12.18.2
All regulatory approvals required by the Applicant are in full force and effect on the date hereof, except where the failure of such approvals to be in full force and effect, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

12.18.3
The Applicant is in compliance with all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

12.19	Good title to assets
The Applicant has good, valid and marketable title to, or valid leases or licences of, and all appropriate authorisations to use, the assets necessary to carry on its business as presently conducted.

12.20	Legal and beneficial owner

Subject to any applicable custody agreement or custody arrangements with the Custodian (or any sub-custodian), the Applicant is the legal owner and beneficial owner of the assets subject to the Transaction Security.

12.21	Insurance business

12.21.1
The Applicant carries on insurance or reinsurance business in connection with applicable laws and all filings and approvals have been made or given except where failure to obtain such approval or make such a filing without it being objected to, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

12.21.2
In respect of any application in respect of a Letter of Credit for the benefit of XL Re, XL Re carries on insurance or reinsurance business in connection with applicable laws and all material filings and approvals have been made or given except where failure to do so would not reasonably be expected to have a material adverse effect on XL Re's ability to carry out its business.

12.22	No Section 32 direction
The Applicant has not received any direction or other notification from the Bermuda Monetary Authority pursuant to Section 32 of the Insurance Act, 1978 of Bermuda.

12.23	Solvency
Each of the Applicant and XL Re, taken individually is in each case, Solvent.

12.24	Sanctions
To the Applicant's knowledge (having made due and careful enquiry) each Obligor and XL Re is in compliance with applicable Sanctions in all material respects and neither the Applicant, any other Obligor nor XL Re is a Sanctioned Person.

13.	UNDERTAKINGS

13.1	Duration of undertakings
The undertakings contained in this Clause 13 shall remain in force from the date of this Agreement to the end of the Security Period.

13.2	General undertakings
The Applicant shall:

13.2.1	perform and observe the several covenants and obligations imposed upon it under the Finance Documents;

13.2.2
inform the Bank promptly upon becoming aware of any litigation, arbitration, tax claim or administrative proceeding instituted or threatened and of any other occurrence of which it becomes aware which may materially adversely affect:

(a)	its ability, or the ability of any other Obligor, to perform its obligations under the Finance Documents;

(b)	the financial condition, business, assets or prospects of the Applicant; or

(c)	the security constituted by the Finance Documents;

13.2.3
maintain its corporate existence as a corporation duly organised, validly existing and in good standing in its place of incorporation other than as a consequence of a merger, amalgamation, consolidation or similar reorganisation with other companies in the Group provided that the Applicant is the surviving entity, pursuant to its domiciliary law,  or other than as a consequence of any other reorganisation, amalgamation, merger and/or consolidation to which the Bank has given its prior written consent, such consent not to be unreasonably withheld or delayed);

13.2.4
obtain and maintain in force, and promptly furnish certified copies to the Bank of, all licences, authorisations, approvals and consents, and do all other acts and things, which may from time to time be necessary for the continued due performance of its obligations under the Finance Documents or which may be required for the validity, enforceability or admissibility in evidence of the Finance Documents;

13.2.5
ensure that its obligations under the Finance Documents rank at least pari passu with all its other present, future and/or contingent unsecured and unsubordinated obligations from time to time outstanding save those which are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws;

13.2.6
promptly after becoming aware of (i) an Event of Default or (ii) any event which would with the expiry of any remedy period contained in the Finance Documents become an Event of Default, notify the Bank of such event and of the steps (if any) which are being taken to remedy it;

13.2.7	pay all taxes, assessments and other governmental charges as they fall due, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

13.2.8
promptly provide any information in connection with XL Re, any Obligor or any affiliate of any Obligor which is reasonably requested by the Bank pursuant to any "know your customer" or anti-money laundering legislation, regulation or procedures applicable to it from time to time so as to ensure compliance by the Bank, its employees, officers and directors with any such anti-money laundering legislation, regulation or procedures;

13.2.9
promptly upon the request of the Bank use its best efforts to, or procure any other Obligor to, execute, acknowledge, deliver and record and do any and all such further acts and deeds as the Bank may reasonably request from time to time in order to ensure that the obligations of the Applicant under this Agreement are secured by the Control Agreement and the Pledge and Security Agreement; and

13.2.10
upon a Change of Control, promptly inform the Bank of such Change of Control and enter into such additional documentation as is reasonably required by the Bank in order to ensure that the rights of the Bank under the Pledge and Security Agreement are in no way prejudiced.

13.3	The Applicant's financial information
The Applicant shall provide the Bank:

13.3.1
as soon as available and in any event by 15 May of each year, with its audited financial statements and consolidated balance sheet in a form consistent with GAAP as at the end of such fiscal years and the related consolidated statements of income, changes in shareholders' equity and cash flows for such fiscal year, setting forth in comparative form the consolidated figures for the previous fiscal year and accompanied by a report thereon of any independent public accountants of recognised national standing which report shall state that such financial statements present fairly in all material respects the financial position of the Applicant as at the dates indicated and their results of operations and cash flows for the periods indicated in conformity with their respective accounting principles applied on a basis consistent with prior years (except as otherwise specified in such report; provided any exceptions or qualifications thereto must be acceptable to the Bank) and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

13.3.2	upon request of the Bank, a valuation from the Custodian of the Eligible Securities forming the Investment Collateral in the Collateral Account; and

13.3.3	such other information material to the Applicant's obligations under this Agreement as the Bank may reasonably request from time to time.

13.4	Compliance Certificates
The Applicant shall, at the time of its delivery of the relevant financial statements provided for in Clauses 13.3.1 and at such other times as the Bank may request, provide the Bank with a certificate executed by an Authorised Officer confirming:

13.4.1
that the Applicant is, as at the date of such certificate, in compliance with its obligations under the Finance Documents and that, so far as it is aware, no Event of Default has occurred, or, if any has occurred, none is continuing; and

13.4.2	that there is no Net Worth Deficiency,
such certificate to be provided substantially in the form of Schedule 8, which certificate shall also set forth the calculations required to establish whether there is a Net Worth Deficiency.
13.5    Borrowing Base Certificate
The Applicant shall supply to the Bank, no later than the tenth Banking Day of each calendar month, a Borrowing Base Certificate as of the last day of the immediately preceding month, executed by an Authorised Officer of the Applicant, setting out the amount of its Borrowing Base and attaching an account statement from the Custodian. In the event that any Borrowing Base Certificate reflects a deficiency in Investment Collateral as required pursuant to Clause 3.7, the Applicant shall issue a revised Borrowing Base Certificate reflecting any relevant cure.
13.6    Books, records and inspections

The Applicant shall keep proper books of record and account in which full, true and correct entries in conformity with its applicable accounting principles from time to time, as applicable, shall be made of all dealings and transactions in relation to its business and activities.

13.7	Negative pledge
The Applicant shall not, and shall procure that no other Obligor shall, except with the prior written consent of the Bank:

13.7.1	permit the creation or existence of any Security Interest in the Investment Collateral whilst they are in the Collateral Account except pursuant to the Finance Documents; or

13.7.2
alter any of the provisions of its articles of incorporation or byelaws or other constitutional documents which, in each case, would have a material adverse effect on the ability of the Applicant or such Obligor to perform any of its obligations under this Agreement or the Finance Documents.

13.8	Transfer of collateral cover
Upon occurrence of a Net Worth Deficiency (whether or not subsequently cured) or upon announcement by a Pledgor of its decision to cease writing Insurance Business, the Bank may, upon written notice to that Pledgor, transfer, or require that Pledgor as soon as reasonably practicable after receipt of such written notice to transfer, such Investment Collateral from the relevant Collateral Account to a securities account at the Bank or such other securities account as the Bank may advise, and to execute as soon as reasonably practicable, a deed creating security over such account in such form as the Bank may require.

14.	EVENTS OF DEFAULT

14.1	Defaults
There shall be an Event of Default if any one or more of the following happen:

14.1.1	Non-payment
The Applicant or, as the case may be, any other Obligor fails to make any payment due from it under this Agreement on its due date, or within 3 Banking Days of its due date any other amount payable pursuant to any of the other Finance Documents unless in each case such failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within 2 Banking Days of such date, or, in respect of moneys payable on demand (unless otherwise specifically provided), within 2 Banking Days from the date of such demand.

14.1.2	Collateral
At any time any of the requirements of Clauses 3.7.1 and 3.7.4 are not satisfied, except where failure to satisfy those requirements is caused by administrative or technical error or a Disruption Event and is remedied within 2 Banking Days of the date of such failure.

14.1.3	Non-compliance
The Applicant or any other Obligor does not comply with any other term of the Finance Documents to which it is party not already referred to in this Clause 14.1, unless the non-compliance:

(a)	is capable of remedy; and

(b)
is remedied within 10 Banking Days of the earlier of (i) the Bank giving notice to the Applicant or such other Obligor or (ii) the Applicant or such other Obligor becoming aware of the failure to comply.

14.1.4	Representations
A representation or warranty made by or repeated by an Obligor in any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated, unless such breach:

(a)	is capable of remedy; and

(b)	is remedied within 10 Banking Days of the earlier of (i) the Bank giving notice to the Applicant or such other Obligor or (ii) the Applicant or such other Obligor becoming aware of such breach.

14.1.5	Unlawfulness; security imperilled

(a)	It is or becomes unlawful or illegal for an Obligor to perform any of its obligations under the Finance Documents;

(b)	any Finance Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason;

(c)
the Bank shall fail to have, following execution of the Pledge and Security Agreement and the Control Agreement and completion of any registration in respect thereof, a perfected first fixed Security Interest in respect of the Collateral Account;

unless in each case such breach:

(i)	is capable of remedy; and

(ii)	is remedied within 10 Banking Days of the earlier of (i) the Bank giving notice to the Applicant or such other Obligor or (ii) the Applicant or such other Obligor becoming aware of such breach.

14.1.6	Cross-default
Any of the following occurs in respect of any Obligor:

(a)
any repayment of principal in respect of, or any payment of interest on, any other obligation for borrowed money in principal amount of $50,000,000 or more, or any payment of any principal amount of $50,000,000 or more in respect of Hedging Obligations, is not paid when due (after the expiry of any applicable grace period); or

(b)
it defaults in the performance of any other agreement, term or condition contained in any such agreement (other than Hedging Obligations) under which any such obligation in the principal amount of $50,000,000 or more is created, if the effect of such default is to cause or permit the holders of such obligation (or trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity or to terminate is commitment under such agreement, in each case provided that this clause shall not apply to secured Financial Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Financial Indebtedness.

14.1.7	Insolvency
Any of the following occurs in respect of any Obligor or XL Re (but in the case of XL Re, only in the event that any Letters of Credit have been issued for the benefit of XL Re and are then outstanding):

(a)
it institutes proceedings to be adjudicated a voluntary bankrupt or insolvent, or approving as properly filed a petition seeking its reorganisation under the Companies Act 1981 of Bermuda (as amended) or any other similar applicable law;

(b)
it consents to the filing of any such petition or shall consent to the appointment of an examiner, receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing ;

(c)	its consents to the appointment of an examiner, receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or a substantial part of its property ;

(d)	it makes an assignment for the benefit of creditors;

(e)	it admits in writing its inability to pay its debts generally as they fall due;

(f)	corporate or other action is taken by the Obligor or XL Re in furtherance of one of the above purposes.

14.1.8	Insolvency proceedings
Any of the following occurs in respect of any Obligor or XL Re (but in the case of XL Re, only in the event that any Letters of Credit have been issued for the benefit of XL Re and are then outstanding):

(a)
a decree or order by a court having jurisdiction in the premises shall have been entered adjudging any Obligor or XL Re a bankrupt or insolvent, or approving as properly filed a petition seeking reorganisation of such Obligor or XL Re under the Companies Act 1981 of Bermuda (as amended) or any similar applicable law, and such decree or order shall have continued undischarged or unstayed for a period of 60 days;

(b)
a decree or order of a court having jurisdiction in the premises for the appointment of an examiner, receiver or liquidator or trustee or assignee in bankruptcy or insolvency of any Obligor or XL Re or a substantial part of its property, or for the winding up of its affairs, shall have been entered, and such decrees or order shall have continued undischarged and unstayed for a period of 60 days.

14.1.9	Creditors' process
One of more judgments for the payment of money in the aggregate value of in excess of $100,000,000 is rendered against any Obligor or XL Re and the same is not vacated, discharged,

stayed or bonded pending appeal within 90 days of the entry thereof provided that in the case of XL Re, this will only be an Event of Default under this Clause 14.1.9 if there is a Letter of Credit issued to XL Re which is outstanding at the time of the event.

14.1.10	Repudiation
An Obligor repudiates a Finance Document or any of the Transaction Security or evidences an intention to repudiate a Finance Document or any of the Transaction Security.

14.2	Bank's remedies
Upon the occurrence of an Event of Default and at any time thereafter whilst it is continuing, without prejudice to any of the rights and remedies of the Bank under any of the other Finance Documents or otherwise, the Bank may take any one or more of the following actions:

14.2.1
enter into any agreement or arrangement with Lloyd's which the Bank shall think fit for the cancellation, discharge, release, reduction, compromise and/or return of any or all of the Letters of Credit then outstanding and/or any actual or contingent obligation or liability thereunder provided always that the Applicant shall not be liable to the Bank for any amounts in excess of the Outstanding Indebtedness ; and

14.2.2
take steps to exercise the rights and remedies conferred upon the Bank by the provisions of this Agreement and the other Finance Documents and exercisable on or after the occurrence of an Event of Default including (without limitation) the right to liquidate any non-cash Investment Collateral and convert it into cash where necessary to fund any payment to the Bank in accordance with the Finance Documents.

15.	FEES, EXPENSES, INDEMNITIES AND MITIGATION

15.1	L/C commissions
In respect of any Letter of Credit issued pursuant to this Agreement, the Applicant shall pay to the Bank a commission payable quarterly in arrears at the relevant rate per annum (the "Commission Rate") which shall be calculated based on the type of Investment Collateral used as follows:

Investment Collateral Type	Commission Rate (per cent. per annum)
Cash	0.375
Collateral Type 1	0.375
Collateral Type 2	0.475
Collateral Type 3	0.475
Collateral Type 4	0.475
Collateral Type 5	0.55

and such commission shall be payable quarterly in arrears in respect of each Letter of Credit from the date of issue of such Letter of Credit until the earlier of the date of final expiration of that Letter of Credit and such date on which that Letter of Credit is cancelled.

15.2	Fees non-refundable
Each of the fees payable under Clause 15.1 shall be deemed earned once it becomes due as provided therein, and, once paid, shall not be returnable in whole or in part in any circumstances.

15.3	Indemnity against costs
The Applicant shall pay to the Bank on demand (and shall indemnify and keep the Bank indemnified against) all costs, charges, expenses, claims, liabilities, losses, duties and fees (including, but not limited to, legal fees properly (and in the case of Clauses 15.3.1, 15.3.3 and 15.3.4, reasonably) incurred (subject to agreed limits) and reasonable out-of-pocket expenses) and taxes thereon suffered or incurred by the Bank (and in the absence of fraud, gross negligence or wilful misconduct by the Bank):

15.3.1
in the negotiation, preparation, printing, execution and registration of this Agreement and the other Finance Documents (subject to agreed limits for such costs and, in the case of legal fees a maximum amount of £25,000 (subject to further adjustment as may be agreed between the Bank and the Applicant) plus, in respect of legal fees, VAT and properly incurred disbursements;

15.3.2
in the enforcement or preservation or the attempted enforcement or preservation of any of the Bank's rights and powers under this Agreement and the other Finance Documents or of the security constituted by the Finance Documents on a full indemnity basis;

15.3.3
in connection with any actual or proposed amendment of or supplement to this Agreement or any other of the Finance Documents, or with any request of the Bank to grant any consent or waiver in respect of any provision of this Agreement or any other of the Finance Documents, whether or not the same is given; and

15.3.4	in connection with the accession of any Additional Pledgor in accordance with Clause 18.

15.4	Stamp duties
The Applicant shall pay any and all stamp, documentary, registration and like taxes or charges imposed by governmental authorities in relation to this Agreement and the other Finance Documents, and the Applicant shall indemnify the Bank against any and all liabilities with respect to, or resulting from, delay or omission on the part of the Applicant to pay such taxes or charges.

15.5	General indemnities
The Applicant shall pay to the Bank within 5 Banking Days of a demand, and shall indemnify the Bank against any losses, expenses or liabilities whether actual or contingent (as to the amount of which the Bank's certificate shall, in the absence of fraud or manifest error, be conclusive evidence) or reasonable costs suffered or incurred by the Bank in connection with or as a result of:

15.5.1
any Letter of Credit which the Bank has agreed to issue, not being issued or being cancelled by reason of the operation of any one or more of the provisions of this Agreement, other than as a result of a default by the Bank;

15.5.2	any default in payment by the Applicant of any sum due under the Finance Documents on its due date; or

15.5.3	the occurrence or continuance of an Event of Default.

15.6	Currency indemnity
The following shall apply if any amount is received or recovered by the Bank in respect of any moneys or liabilities due, owing or incurred by an Obligor to the Bank (whether as a result of any judgment or order of any court or in the bankruptcy, administration, reorganisation, liquidation or dissolution of such Obligor or by way of damages for any breach of any obligation to make any payment to the Bank) in a currency (the "Currency of Payment") other than Dollars in whatever circumstances and for whatever reason:

15.6.1
such receipt or recovery shall only constitute a discharge by such Obligor to the extent of the amount in Dollars which the Bank is able or would have been able, on the date or dates of receipt by it of such payment or payments in the Currency of Payment (or, in the case of any such date which is not a Banking Day, on the next succeeding Banking Day), to purchase Dollars in the foreign exchange market of its choice with the amount or amounts so received;

15.6.2
if the amount of Dollars which the Bank is so able to purchase falls short of the amount originally due to the Bank, the Applicant shall indemnify and hold the Bank harmless against any loss or damage arising as a result of such shortage by paying to the Bank that amount in Dollars certified by the Bank as necessary to so indemnify and hold harmless the Bank;

15.6.3
this indemnity shall constitute a separate and independent obligation from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Bank from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due hereunder or under any such judgment or order; and

15.6.4
the certificate of the Bank as to the amount of any such loss or damage (which shall be deemed to constitute a loss suffered by the Bank) shall (save in case of fraud or manifest error) for all purposes be conclusive and binding on the Applicant.

15.7	Survival of indemnities
The indemnities contained in the Finance Documents shall continue in full force and effect after the full and final discharge of the Outstanding Indebtedness with respect to matters arising prior to such discharge.

15.8	Market disruption
In this Agreement a "Market Disruption Event" shall occur if:

15.8.1	at or about noon on the Quotation Day the Screen Rate is not available; or

15.8.2
before close of business in London on the Quotation Day, the cost to the Bank of obtaining matching deposits in the London interbank market would be in excess of LIBOR or the Bank is unable on the Quotation Day to obtain matching deposits in the London interbank market in sufficient amounts to enable it to fund any applicable amount.

If a Market Disruption Event occurs and the Bank and/or the Applicant so require, the Bank and the Applicant shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining a rate of interest. Any alternative basis so agreed shall, with the prior consent of the Applicant and the Bank, be binding on all of the parties. In the absence of such agreement, LIBOR shall be determined by the Bank by reference to the cost of funds of the Bank in obtaining such matching deposits.

15.9	Mitigation
The Bank, in consultation with the Applicant, shall take reasonable steps (including the transfer of its rights, benefits and obligations hereunder to another financial institution which is acceptable to the Applicant) to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of:

15.9.1	Clause 6.2;

15.9.2	Clause 6.3;

15.9.3	Clause 16;

15.9.4	Clause 17; or

15.9.5	the Bank transferring its rights and obligations under the Finance Documents to another bank or financial institution, provided that the Bank shall be under no obligation to take any such action if, in its reasonable opinion, to do so might be prejudicial to it.

16.	INCREASED COST

16.1	Increased costs
Subject to Clauses 16.3 and 16.4, the Applicant shall, within 10 days of receiving a demand by the Bank and subject to the Applicant having received an Increased Cost Certificate, pay to the Bank the amount of any Increased Costs incurred by the Bank or its holding company:

16.1.1	which arises as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; and

16.1.2	is attributable to a Basel III Increased Cost.
In this Clause:
"Basel II" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of Basel III;
"Basel II Approach" means, in relation to the Bank, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in Basel II) adopted by the Bank (or any of its affiliates) for the purposes of implementing or complying with Basel II;
"Basel II Regulation" means:

(a)
any law or regulation implementing Basel II to the extent only that such law or regulation re-enacts and/or implements the requirements of Basel II but excluding any provision of such law or regulation implementing Basel III; and

(b)    any Basel II Approach adopted by the Bank or any of its affiliates;
"Basel III" means:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment, methodology and additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III";
"Basel III Increased Cost" means an Increased Cost which is attributable to (a) the implementation or (b) material reinterpretation or clarification of the application or compliance with any Basel III Regulation where such implementation, material reinterpretation or clarification of the application or compliance occurs after the date of this Agreement (whether such implementation or material reinterpretation or clarification of the application or compliance is by a government, regulator, the Bank or any of its affiliates);
"Basel III Regulation" means any law or regulation implementing Basel III (including CRD IV and CRR) save and to the extent that such law or regulation re-enacts a Basel II Regulation;

"CRD IV" means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit investment firms, amending Directive 2002/87/EU and repealing Directives 2006/48/EC and 2006/49/EC;
"CRR" means Regulation (EU) No. 575/2013 of the European Parliament and of the council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012;
"Increased Costs" means:

(a)	a reduction in the rate of return from the Facility or on the Bank's (or its holding company) overall capital;

(b)	an additional or increased cost of making or maintaining or participating in any Letter of Credit under this Agreement; or

(c)	a reduction of any amount due and payable under this Agreement, which is incurred or suffered by the Bank or its holding company to the extent that it is attributable to the Bank having funded, maintained or performed its obligations under this Agreement or a Letter of Credit; and
"Increased Costs Certificate" means a certificate from the Bank setting out the Bank's good faith determination of its Increased Costs.

16.2	Increased cost claims
If the Bank intends to make a claim pursuant to Clause 16.1, it shall notify the Applicant of the event giving rise to the claim and of its intention to claim compensation in respect of such event as soon as practicable and provide the Applicant with an Increased Costs Certificate.

16.3	Exceptions
Clause 16.1 does not apply to the extent any Increased Cost is:

16.3.1	attributable to a Tax Deduction required by law to be made by an Obligor;

16.3.2	compensated for by Clause 6.3 (or would have been compensated for under Clause 6.3 but was not so compensated solely because any of the exclusions of Clause 6.3.2 applied); or

16.3.3	attributable to fraud or the wilful breach by the Bank or its affiliates of any law or regulation;

16.3.4	attributable to the implementation or application of or compliance with Basel II and/or any Basel II Regulation;

16.3.5	attributable to a FATCA Deduction required to be made by a Party; or

16.3.6
incurred more than 90 days prior to the date that the Bank notifies the Applicant under Clause 16.2 of the change in law giving rise to the Increased Costs unless the change in law giving rise to the Increased Cost is retroactive in which case the 90 day period will be extended to include the period of retroactive effect thereof.

16.4	Comparable Treatment
Notwithstanding any other provision in this Clause 16, the Bank shall not demand compensation from the Applicant for any Increased Costs if the Bank is not demanding such Increased Costs in similar circumstances under comparable provisions of other credit agreements.

17.	ILLEGALITY

17.1	Causes of illegality
This Clause 17 applies if the introduction of, or any change in, any applicable law or regulation, or in the interpretation thereof by any authority charged with the administration thereof or by any court of competent jurisdiction, makes it unlawful for the Bank to maintain or give effect to its obligations under this Agreement.

17.2	Cancellation and termination upon illegality
If it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated by this Agreement or to issue any Letter of Credit, the Bank shall promptly notify the Applicant upon becoming aware of that event whereupon the Bank's obligation to issue any Letter of Credit may (in the Bank's discretion) be cancelled, any existing Letter of Credit may (in the Bank's discretion) be terminated and, in the case of cancellation or termination, the Applicant shall be obliged to make any payments to the Bank to reimburse the Bank for any amounts paid by the Bank under a Letter of Credit which is then outstanding.

17.3	Force majeure
The Bank will not be liable for any failure on the Bank's part to issue or amend any Letter of Credit resulting, directly or indirectly, from any unforeseen action, inaction or purported action of any government or governmental agency or any strike, boycott or blockade or any cause whatsoever, other than by its own employees, outside its control.

18.	CHANGE OF PLEDGOR

18.1	Appointment of Additional Pledgor
The Bank acknowledges that, after the date of this Agreement, the Applicant may at any time request that any person becomes an Additional Pledgor. The following provisions of Clauses 18.2 to 18.4 set out the terms on which, subject to the Bank's approval, any appointment of such Additional Pledgor would take place.

18.2	Bank to approve Additional Pledgor
An Additional Pledgor shall only be appointed with the prior written approval of the Bank but must, in any event, be a company which is able to comply with all the requirements set out in Clause 18.4.

18.3	Deed of accession
Any appointment of an Additional Pledgor shall be effected by way of the accession of the Additional Pledgor to the Pledge and Security Agreement as Pledgor. Such accession shall be effected by and in accordance with the accession letter (a "Accession Letter") executed by the Bank, the Applicant and the Additional Pledgor in the form set out in the Pledge and Security Agreement.

18.4	Conditions precedent to appointment of Additional Pledgor
The Bank's approval under Clause 18.2 shall be conditional upon, and the Accession Letter executed pursuant to Clause 18.3 shall not be effective unless and until, the following conditions precedent are satisfied:

18.4.1	the Bank (or its legal advisers) has received the following documents and evidence in form and substance satisfactory to it:

(a)
a resolution of the board of directors (or its equivalent) from the Additional Pledgor approving the terms of the Accession Letter and resolving that it shall execute, deliver and perform the Accession Letter and authorising a specified person or persons to execute the Accession Letter and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Pledge and Security Agreement;

(b)	an accession letter in connection with the Control Agreement duly completed and executed by the Additional Pledgor and the Applicant;

(c)	such other certificates, opinions and other documents as the Bank may reasonable request.

18.4.2
the representations and warranties contained in Clause 12 are true and correct at the date on which the change of Pledgor takes effect under the Accession Letter as if all references to the Obligors in such Clause included references to the Additional Pledgor;

18.4.3	none of the circumstances specified in Clause 17 is subsisting; and

18.4.4	no Event of Default has occurred or will arise as a result of the appointment of the Additional Pledgor.

18.5	Resignation of Pledgor
The Bank acknowledges that, after the date of this Agreement, the Applicant may at any time request that any person (other than the Applicant) ceases to be a Pledgor. The following provisions of Clauses 18.6 and 18.7 set out the terms on which, subject to the Bank's approval, any resignation of such Pledgor would take place.

18.6	Bank to approve resignation
A Pledgor shall only be permitted to resign with the prior written approval of the Bank and such approval will not be given unless:

18.6.1	the Pledgor delivers to the Bank a duly completed and executed resignation letter in the form set out in the Pledge and Security Agreement;

18.6.2	the Pledgor delivers to the Bank a duly completed and executed control agreement resignation letter in such form as the Bank may require;

18.6.3	no breach of Clause 3.7.1 will arise as a result of the resignation of the Pledgor; and

18.6.4	no other Event of Default has occurred or will arise as a result of the resignation of the Pledgor.

18.7	Release of resigning Pledgor
Any resigning Pledgor shall be released from its obligations under the Pledge and Security Agreement in accordance with the terms of the Pledge and Security Agreement.

19.	ASSIGNMENTS AND TRANSFERS

19.1	Successors and assigns
This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.

19.2	No assignment by Applicant
The Applicant may not assign or transfer all or any of its rights, benefits or obligations under this Agreement or under any of the other Finance Documents without the prior written consent of the Bank, such consent not to be unreasonably withheld or delayed.

19.3	Assignment and transfer by Bank
The Bank may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other bank or financial institution, subject in each case to obtaining the prior consent of the Applicant, which shall not be unreasonably withheld or delayed, provided that no such consent shall be required in the case of an assignment or transfer:

19.3.1	to any affiliate of the Bank; and/or

19.3.2	which is made after an Event of Default has occurred and is continuing.

19.4	Sub-participation by Bank
The Bank may, with the Applicant's prior consent (such consent not be unreasonably withheld or delayed) at any time, at no cost to any Obligor sub-participate all or any of its rights and/or obligations under this Agreement and the other Finance Documents.

19.5	Disclosure of information

19.5.1
The Bank agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by this Clause 19.5, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

19.5.2	The Bank may disclose:

(a)
to any of its affiliates and any of its or their officers, directors, employee, professional advisers, auditors, partners, representatives and any bona fide potential transferee lender, assignee or sub-participant, or to any other party with whom it may propose to enter into contractual relations in connection with this Agreement or any other of the Finance Documents in each case only where that person needs to know that information (as determined by the Bank), such information about the Applicant and each other Obligor and their respective businesses, assets or financial condition as the Bank shall consider appropriate provided that the person to whom any Confidential Information is given has been advised that such information was provided to the Bank on a confidential basis and the Bank uses reasonable endeavours to procure that the recipient treats and hold such information as confidential; and

(b)
to any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation and to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes provided that the person to whom any Confidential Information is given has been advised that such information was provided to the Bank on a confidential basis and the Applicant is, where legally permissible, advised as soon as reasonably practicable of such request or disclosure.

19.6	Change of lending office
The Bank may at any time and from time to time change its lending office by giving notice to the Applicant and that change shall be effective on the date specified in that notice.

19.7	Delegation
The Bank may at any time and from to time to time delegate any one or more of its rights, powers and/or obligations under this Agreement and the other Finance Documents to any person provided that the Bank informs the delegate that all information provided by the Bank to the delegate in connection with such delegation was provided to the Bank on a confidential basis and the delegate treats and holds such information for all purposes as confidential. The Bank will remain liable for each of its obligations under this Agreement and the other Finance Documents.

19.8	Security over Bank's rights
In addition to the other rights provided to the Bank under this Clause 19, the Bank may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Bank including, without limitation:

19.8.1	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

19.8.2
any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Bank as security for those obligations or securities, except that no such charge, assignment or other Security Interest shall:

(a)
release the Bank from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security Interest for the Bank as a party to any of the Finance Documents; or

(b)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the Bank under the Finance Documents.

20.	SET-OFF.

20.1	Set-off
Following the occurrence of an Event of Default, the Applicant authorises the Bank without prejudice to any of the Bank's rights at law in equity or otherwise, at any time and without notice to the Applicant:

20.1.1
to combine and/or consolidate all or any accounts (whether current, deposit, loan or of any other nature whatsoever, whether subject to notice or not and in whatever currency) of the Applicant with any branch of the Bank;

20.1.2
to apply any credit balance (whether or not then due) on any such account or accounts of the Applicant in or towards satisfaction of any sum due and payable by the Applicant but not paid to the Bank under this Agreement and/or any of the Finance Documents; and

20.1.3	to do in the name of the Applicant and/or the Bank all such acts and execute all such documents as may be necessary or expedient to effect such application.

20.2	Purchase of other currencies
For all or any of the above purposes, the Bank is authorised to purchase with the moneys standing to the credit of such account or accounts any such other currency or currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given to it by this Clause 20.

21.	MISCELLANEOUS

21.1	Exercise of remedies
No delay or omission by the Bank to exercise any right, power or remedy vested in it under this Agreement or any other of the Finance Documents or by law shall impair such right, power or remedy, or be construed as a waiver of, or as an acquiescence in, any default by the Applicant or any other Obligor.

21.2	No waiver
If the Bank on any occasion agrees to waive any such right, power or remedy, such waiver shall not in any way preclude or impair any further exercise thereof or the exercise of any other right, power or remedy.

21.3	Waivers to be in writing
Any waiver by the Bank of any provision of this Agreement or any other of the Finance Documents, and any consent or approval given by the Bank, shall only be effective if given in writing and then only strictly for the purpose and upon the terms for which it is given.

21.4	Amendments to be in writing
Neither this Agreement nor any of the other Finance Documents may be amended or varied orally but only by an instrument signed by the Bank and each of the other parties thereto.

21.5	Remedies cumulative
The rights, powers and remedies of the Bank contained in this Agreement and the other Finance Documents are cumulative and not exclusive of each other nor of any other rights, powers or remedies conferred by law, and may be exercised from time to time and as often as the Bank may think fit.

21.6	Severability
If at any time one or more of the provisions of this Agreement or any other of the Finance Documents is or becomes invalid, illegal or unenforceable in any respect under any law by which it may be governed or affected, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired as a result.

21.7	Counterparts
This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute but one and the same instrument.

21.8	Conclusiveness of Bank's certificates
The certificate or determination of the Bank of a rate or amount under this Agreement and any other Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates and is binding on the Applicant and the other Obligors.

21.9	Previous offers by the Bank superseded
This Agreement shall in all respects supersede the terms of any offer or commitment with respect to the Facility made by or on behalf of the Bank to the Applicant or its agents prior to the date of this Agreement (save for any provision relating to payment of the Bank's fees and expenses).

22.	FURTHER ASSURANCE
The Applicant shall, upon demand, and at its own expense, sign, perfect, do, execute and register all such further assurances, documents, acts and things as the Bank may reasonably require for the purpose of perfecting the transaction or security contemplated by this Agreement.

23.	NOTICES

23.1	Addresses
All notices (which expression includes any demand, request, consent or other communication) to be given by one party to the other under this Agreement and the other Finance Documents shall be in writing and (unless delivered personally) shall be given by electronic mail or first class pre paid post (airmail if sent internationally) and be addressed:

23.1.1	in the case of the Bank, as follows:

60 London Wall
London EC2M 5TQ

Email:        mariette.groen@uk.ing.com / paul.meade@uk.ing.com
Attn:         Mariette Groën / Paul Meade

23.1.2	in the case of the Applicant, as follows:
c/o XL House
8 St Stephen's Green
Dublin 2
Ireland

Email:    tim.goodyear@xlgroup.com
Attn:        Vice President Corporate Treasury

with a copy to the Company Secretary at:

O'Hara House
One Bermudiana Road
Hamilton HM08
Bermuda

Email:    kim.wilkerson@xlgroup.com
Attn:        Kim Wilkerson

23.2	Changes of address
If any party wishes to change its address for communication, it shall give the other party not less than 5 Banking Days' notice in writing of the change desired.

23.3	Deemed receipt of notices
Subject to Clause 23.4, notices addressed as provided above shall be deemed to have been duly given when received (in the case of electronic mail), when delivered (in the case of personal delivery), 2 days after posting (in the case of letters sent within the same country), or 5 days after posting (in the case of letters sent internationally by overnight courier service only). provided that notices to the Bank shall be effective only upon their actual receipt by the Bank and the Bank shall confirm receipt of all such notices received by it. In each of the above cases any notice received on a non-working day or after business hours in the country of receipt shall be deemed to be given on the next following working day in such country.

23.4	Electronic communication
Any communication to be made between the parties to this Agreement may be made by electronic mail or other electronic means if those two parties:

23.4.1	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

23.4.2	notify each other of any change to their address or any other such information supplied by them by not less than 5 Banking Days' notice.

23.5	English language
All notices and documents to be given or delivered pursuant to or otherwise in relation to this Agreement and the other Finance Documents shall be in the English language or be accompanied by a certified English translation.

24.	APPLICABLE LAW AND JURISDICTION

24.1	Governing law and jurisdiction
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law. The English courts shall have jurisdiction in relation to any dispute including any dispute in connection with this Agreement and any suit, action or proceeding (referred to together in this Clause 24 as "Proceedings") which may arise out of or in connection with this Agreement and for such purposes each party submits to the jurisdiction of such courts. Nothing in this clause shall limit the right of the Bank to take proceedings against the Applicant in the Bermudian courts, any other jurisdiction where the Applicant may be domiciled, the Supreme Court of the State of New York sitting in New York County and the United States District Court of the Southern District of New York.

24.2	Service of process
The Applicant hereby irrevocably agrees:

24.2.1
that, for the purpose of Proceedings in England, any legal process may be served upon the XL Services UK Limited whose registered office is currently at XL House, 70 Gracechurch Street, London, EC3V 0XL and which is hereby authorised to accept service on behalf of the Applicant, which shall be deemed to be good service on the Applicant; and

24.2.2
that throughout the Security Period it will maintain a duly appointed process agent in England, duly notified to the Bank, and that failure by any such process agent to give notice thereof to it shall not impair the validity of such service or of a judgment or order based thereon.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1
CONDITIONS PRECEDENT DOCUMENTS AND EVIDENCE
The documents and evidence referred to in Clause 10.1 are as follows:

1.	Certified copies of the memorandum and articles of incorporation or equivalent constitutional documents of each Obligor.

2.	A certificate of good standing for each Obligor or other evidence that each such Obligor is in good standing in its country of incorporation.

3.	A certificate of incumbency of each Obligor, signed by the secretary or a director of that Obligor stating its officers and directors.

4.
Certified copies of resolutions duly passed by the directors of each Obligor at separate meetings evidencing approval of the transactions contemplated by this Agreement and the other Finance Documents and authorising the execution of the same.

5.	If applicable, the original or a certified copy of any power of attorney issued by each Obligor in favour of any person or persons executing this Agreement and the other Finance Documents.

6.
If applicable, certified copies of all licences, authorisations, approvals and consents required in connection with the execution, delivery, performance, validity and enforceability of the Finance Documents.

7.	A certificate of an authorised signatory of the Applicant confirming that utilising the Facility in full would not breach any limit binding on the Applicant.

8.	Certified copies of the Original Financial Statements.

9.
Originals of the Finance Documents referred to in Clause 11 and all documents, instruments, notices and acknowledgements thereto required under those Finance Documents duly executed by the relevant Obligors.

10.
Evidence that the Collateral Account has been duly opened and that all board resolutions, mandates, signature cards and other documents or evidence required in connection with the opening, maintenance and operation of that account have been duly delivered to the Custodian.

11.	Such certificates and documents as the Bank may require to comply with the money laundering prevention procedures then applicable to it.

12.	Evidence that XL Services UK Limited has accepted its appointment for service of process in England for the Applicant.

13.	Evidence that the Obligors have completed the necessary account opening and know your client documentation in a form required by the Bank.

14.	Favourable legal opinions:

14.1.1	on Bermudian law from Appleby;

14.1.2	on New York law from Edwards Wildman Palmer LLP;

14.1.3	on English law from Holman Fenwick Willan LLP; and

14.1.4	on the laws of any other relevant jurisdiction from such firm in that jurisdiction as the Bank may appoint, or, in respect of any one or more of such legal opinions, confirmation satisfactory to the Bank that the opinion in question will be issued in form and substance acceptable to it within such period after the date of the Application as is acceptable to it.

15.	The Investment Collateral has been deposited in the Collateral Account with the Custodian to the extent required under this Agreement.

16.	Evidence that all fees and expenses (including outstanding and accrued legal expenses) then due and payable from the Applicant under this Agreement have been or will be paid.

SCHEDULE 2
FORM OF APPLICATION
From:    XL Insurance (Bermuda) Ltd
To:     ING Bank N.V., London Branch
Dated: [●]

Dear Sirs,
$150,000,000 Credit Facility Agreement dated [●] 2014 (the "Agreement")

1.	We refer to the Agreement. This request constitutes an Application. This Application is irrevocable.

2.	Terms defined in the Agreement shall have the same meaning in this Application.

3.	We hereby give you notice that, pursuant to the Agreement and upon the terms and subject to the conditions contained therein, we wish the Bank to issue on our behalf a Letter of Credit as follows:

Applicant: Member: Beneficiary: Beneficiary address:	[●] [●] The Society of Lloyd's c/o The Manager, Members’ Services Unit Fidentia House, Walter Burke Way, Chatham Maritime, Chatham, Kent ME4 4RN
LOC Amount:	[●]
Issuance Date:	[●]
Expiry Date:	31 December 2018

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Application is so satisfied.

5.	Please use the standard Lloyd's Letter of Credit wording.

6.	Please arrange delivery of the Letter of Credit direct to the Beneficiary.
Yours faithfully

..................………..…..
Authorised Signatory for and on behalf of
XL Insurance (Bermuda) Ltd

SCHEDULE 3
FORM OF CANCELLATION NOTICE OF ISSUED LETTER OF CREDIT

From:    XL Insurance (Bermuda) Ltd
To:     ING Bank N.V., London Branch
Dated: [●]

Dear Sirs,
$150,000,000 Credit Facility Agreement dated [●] 2014 (the "Agreement")
1.    We refer to the Agreement. This is a request for the cancellation of an issued Letter of Credit     pursuant to the Agreement. This request is irrevocable.

2.	We hereby request that, pursuant to the Agreement and subject to the terms and conditions contained therein, you cancel the following issued Letter of Credit :

(a)	Letter of Credit Number: [●]

(b)	Issue Date: [●]

(c)	Amount/currency: [●]

(d)	Beneficiary: [●]
Yours faithfully

..................………..…..
Authorised Signatory for and on behalf of
XL Insurance (Bermuda) Ltd

SCHEDULE 4
FORM OF REDUCTION NOTICE FOR ISSUED LETTER OF CREDIT

From:    XL Insurance (Bermuda) Ltd
To:     ING Bank N.V., London Branch
Dated: [●]

Dear Sirs,
$150,000,000 Credit Facility Agreement dated [●] 2014 (the "Agreement")

1.	We refer to the Agreement. This is a request for the reduction of an issued Letter of Credit pursuant to the Agreement.

2.	We hereby request that, pursuant to the Agreement and subject to the terms and conditions contained therein, you decrease to the sum of [●] the following issued Letter of Credit :

(a)	Letter of Credit Number: [●]

(b)	Issue Date: [●]

(c)	Original Amount/currency: [●]

(d)	Beneficiary: [●]
Yours faithfully

..................………..…..
Authorised Signatory for and on behalf of
XL Insurance (Bermuda) Ltd

SCHEDULE 5
FORM OF INCREASE NOTICE FOR ISSUED LETTER OF CREDIT

From:    XL Insurance (Bermuda) Ltd
To:     ING Bank N.V., London Branch
Dated: [●]

Dear Sirs,
$150,000,000 Credit Facility Agreement dated [●] 2014 (the "Agreement")

1.	We refer to the Agreement. This is a request for the increase of the value of an issued Letter of Credit pursuant to the Agreement.

2.	We hereby request that, pursuant to the Agreement and subject to the terms and conditions contained therein, you increase to the sum of [●] the following issued Letter of Credit :

(a)	Letter of Credit Number: [●]

(b)	Issue Date: [●]

(c)	Original Amount/currency: [●]

(d)	Beneficiary: [●]

3.	We undertake to transfer further Investment Collateral into the Collateral Account representing the equivalent of [●] face value of Letter of Credit.
Yours faithfully

..................………..…..
Authorised Signatory for and on behalf of
XL Insurance (Bermuda) Ltd

SCHEDULE 6
FORM OF EXTENSION NOTICE FOR ISSUED LETTER OF CREDIT

From:    XL Insurance (Bermuda) Ltd
To:     ING Bank N.V., London Branch
Dated: [●]

Dear Sirs,
$150,000,000 Credit Facility Agreement dated [●] 2014 (the "Agreement")

1.	We refer to the Agreement. This is a request for the extension of an issued Letter of Credit pursuant to the Agreement.

2.	We refer to the following issued Letter of Credit :

(a)	Letter of Credit Number: [●]

(b)	Issue Date: [●]

(c)	Amount/currency: [●]

(d)	Beneficiary: [●]

3.	We hereby request that, pursuant to the Agreement and subject to the terms and conditions contained therein:

(a)	you extend the expiry date of the issued Letter of Credit listed in paragraph 2 above so that the expiry date under such Letter of Credit is as follows:
Expiry Date:                Evergreen

(b)	the extension to the expiry date shall apply to the full value of the above issued Letter of Credit.
Yours faithfully

..................………..…..
Authorised Signatory for and on behalf of
XL Insurance (Bermuda) Ltd

SCHEDULE 7
INVESTMENT COLLATERAL

Collateral Description	Advance Rate
Cash Cash held with the Custodian Treasury money market funds	95.0% 95.0%
OECD Government Bonds
OECD Government Bonds including agencies and agency RMBS backed by the full faith and credit of their respective OECD governments (eg Ginnie Mae, KFW, AGF) rated at least AA- (or AA- equivalent) from S&P ("Collateral Type 1"), with maturities of:

- weighted average life of less than 5 years	95.0%
- weighted average life of greater than or equal to 5 years but less or equal to than 10 years	92.5%
- weighted average life of greater than or equal to 11 years but less or equal to 20 years - weighted average life of greater than or equal to 20 years but less or equal to 30 years	90.0% 85%
OECD Government Bonds including agencies and agency without RMBS backing by the full faith and credit of their respective OECD governments rated at least AA- (or AA- equivalent) from S&P ("Collateral Type 2"), with maturities of:

- weighted average life of less than 5 years	92.0%
- weighted average life of greater than or equal to 5 years but less or equal to than 10 years	92.0%
- weighted average life of greater than or equal to 11 years but less or equal to 20 years	88.0%
Supranational Bonds Bonds which are publicly traded on an internationally recognised exchange and rated at least AA- (or AA- equivalent) from S&P ("Collateral Type 3") with maturities of:
- weighted average life of less than 5 years	90.0%
- weighted average life of greater than or equal to 5 years but less or equal to than 10 years	90.0%
- weighted average life of greater than or equal to 11 years but less or equal to 20 years	85.0%
Government Guaranteed Debt
Government guarantee debt including debt guaranteed by agencies carrying the full faith and credit of their respective OECD governments (eg SFEFR) and rated at least AA- (or AA- equivalent) from S&P ("Collateral Type 4") with maturities of:

- weighted average life of less than 5 years	95.0%
- weighted average life of greater than or equal to 5 years but less or equal to than 10 years	92.5%

Collateral Description	Advance Rate
- weighted average life of greater than or equal to 11 years but less or equal to 20 years	90.0%
Corporate Bonds
Non-convertible corporate bonds (excluding corporate bonds issued by a Pledgor) which are publicly traded on a nationally recognised exchange, eligible to be settled by the Depository Trust Company and rated at least AA- (or AA- equivalent) from S&P ("Collateral Type 5") (subject to these bonds not exceeding 25% of the total collateral pool after haircuts and subject further to any bonds issued by a single issuer not exceeding 10% of the total collateral pool after haircuts) with maturities of:

- weighted average life of less than 5 years	90.0%
- weighted average life of greater than or equal to 5 years but less or equal to than 10 years	90.0%
- weighted average life of greater than or equal to 11 years but less or equal to 20 years	85.0%

COMPLIANCE CERTIFICATE

To:    ING BANK N.V., LONDON BRANCH as Bank

From:    XL INSURANCE (BERMUDA) LTD

Date:    [●] 201[●]

$150,000,000 Credit Facility Agreement dated [●] 2014 (the "Agreement")

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	Terms defined in the Agreement shall bear the same meaning in this Compliance Certificate.

3.	We confirm that as at [relevant testing date], the Consolidated Net Worth is $[●] and accordingly there is no Net Worth Deficiency.

4.	We set out below calculations establishing the figures in paragraph 3 above:
[●]

5.	We confirm that no Event of Default has occurred and is continuing as at [relevant testing date].

6.	We are in compliance with our obligations under the Finance Documents as at [relevant testing date].

7.	We have adhered in all material respects to Lloyd's requirements with regard to the investment of syndicate funds.

By:    __________________________________________
[Authorised Officer]

SCHEDULE 9
FORM OF BORROWING BASE CERTIFICATE
[LETTERHEAD OF THE APPLICANT]

To be provided to the addressee by no later than the 10th day of each month in respect of the Investment Collateral of the Company as of the last day of the immediately preceding month.
To:    ING Bank N.V., London Branch
From:    XL Insurance (Bermuda) Ltd (the "Company")
This Borrowing Base Certificate (the "Certificate") is delivered pursuant to the reporting requirements of Clause 13.3 of the Letter of Credit Facility Agreement (as amended and restated from time to time) dated [●] 2014 made between, among others, ourselves as applicant and ING Bank N.V., London Branch as the bank (the "Letter of Credit Facility Agreement"). Terms used in this Certificate shall have the meaning provided in the Letter of Credit Facility Agreement unless otherwise defined herein.
The Company represents and warrants that the following calculations determine its Investment Collateral in accordance with the relevant definitions as set forth in the Letter of Credit Facility Agreement and hereby certifies as follows:

1.	The Borrowing Base of the Company as of [insert date] comprises the following:

Description of Investment Collateral	Investment Collateral Type	Market Value	Adjusted Market Value	Relevant Advance Rate	Calculation of the Borrowing Base
[●]	[Cash]	[●]	$[●]	[●]%	$[●]
[●]	Collateral Type [1][2][3][4][5]	[●]	$[●]	[●]%	$[●]
[●]	Collateral Type [1][2][3][4][5]	[●]	$[●]	[●]%	$[●]
[●]	Collateral Type [1][2][3][4][5]	[●]	$[●]	[●]%	$[●]
[●]	Collateral Type [1][2][3][4][5]	[●]	$[●]	[●]%	$[●]

2.	The aggregate amount of the Borrowing Base on that date is $[●].

3.
The Company hereby further represents and warrants that the Collateral Account with the Custodian is being maintained in compliance with the provisions of, and subject to the first priority perfected Security Interests in favour of the Bank required by, the Finance Documents and that, as of [insert date], the amount of collateral cover provided in relation to the Letters of Credit issued and outstanding under the Facility was equal to or in excess of the amount required to be provided under the Letter of Credit Facility Agreement and subject to the first priority perfected Security Interests in favour of the Bank.

This Certificate is executed on [●] 201[●] by a duly Authorised Officer of the Company.

By:    ____________________________________
Name:
Title: [Authorised Officer]

SCHEDULE 10
FORM OF LETTER OF CREDIT

To:	The Society and the Council of Lloyd's
c/o The Manager, Market Services
Fidentia House
Walter Burke Way
Chatham Maritime
Chatham
Kent ME4 4RN

Dated [●]

Dear Sirs:
Irrevocable Standby Letter of Credit No. [●]
Re: [XL Insurance (Bermuda) Ltd][XL Re Ltd] (the "Applicant")

1.
We are pleased to inform you that by order of the Applicant we ING Bank N.V., London Branch (the "Issuing Bank") have opened our Irrevocable Credit No. [●] in your favour for a sum not to exceed the aggregate of [●] effective from [●] (the "Commencement Date"). This Letter of Credit will expire on the Final Expiration Date.

2.
This Letter of Credit shall remain in force until we give you not less than four years notice in writing terminating the same on the fourth anniversary of the Commencement Date or on any date subsequent thereto as specified in such notice (the "Final Expiration Date"), our notice to be sent by registered mail for the attention of the Manager, Market Services, at the above address.

3.	All charges are for the Applicant's account.

4.
Funds under this Letter of Credit are available to you in London upon presentation of your sight draft(s) drawn on us at the above address mentioning ING Bank N.V., London Branch Letter of Credit No. [●].

5.	This Letter of Credit is subject to The International Standby Practices – ISP98 (1998 publication - International Chamber of Commerce Publication No 590).

6.	This Letter of Credit shall be governed by and interpreted in accordance with English Law and we hereby irrevocably submit to the jurisdiction of the High Court of Justice in England.

7.	We hereby engage with you that we will honour draft(s) drawn under and in compliance with the terms and conditions of this Letter of Credit.

Yours faithfully

___________________________________
ING BANK N.V. LONDON BRANCH

By: ________________________________

Name:

Title:

By: ________________________________

Name:

Title:

Schedule 1
Form of Demand (Dollars)

[on Lloyd's letterhead]

Dear Sir/Madam

THE SOCIETY OF LLOYD'S

TRUSTEE OF [●]

LETTER OF CREDIT NO. [●]

With reference to the above, we enclose for your attention a Bill of Exchange, together with the respective Letter of Credit. Payment should be made by way of CHAPS. The account details are as follows:

[●]                                    Sort Code [●]

[City of London Office                            Account [●]
P.O. Box 12258
1 Princes Street
London EC2R 8AP]

Please quote Member Code: [●]

Yours faithfully

______________________________
For Manager
Market Services

By: ___________________________
Name:
Title:

Your ref:    [●]
Our ref:        MEM/ / / /C911f
Extn:        [●]

BILLS OF EXCHANGE
The Society of Lloyd's
Trustee of
Letter of Credit No.
Please pay in accordance with the terms of the Letter of Credit to our order the sum of [●].

______________________________
For and on behalf of
[●]
Authorised Signatory

Market Services
To:    [insert name of bank/credit institution]
as the Issuing Bank

SIGNATURE PAGE
APPLICANT

SIGNED for and on behalf                )
of XL INSURANCE (BERMUDA) LTD    ) /s/ C. Stanley Lee
by C. Stanley Lee                )
)
its duly appointed SVP, Chief Financial Officer)
in the presence of:                )

BANK

SIGNED for and on behalf                )
of ING BANK N.V.,                 )
LONDON BRANCH                )
by M E R Sharman         ) /s/ MER Sharman
and P N A Galpin                )
its duly appointed signatories                ) /s/ P N A Galpin
in the presence of:                )